EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT
BY AND AMONG
BARNES GROUP INC.,

SYNVENTIVE ACQUISITION INC.,

CETUS CAPITAL, LLC,

THE OTHER STOCKHOLDERS OF
SYNVENTIVE ACQUISITION INC. LISTED ON EXHIBIT A HERETO,
and
THE OPTIONHOLDERS OF SYNVENTIVE ACQUISITION INC.
LISTED ON EXHIBIT B HERETO
Dated as of July 16, 2012

TABLE OF CONTENTS (Continued)

3.20.	Absence of Undisclosed Liabilities	28
3.21.	Product Warranty; Product Liability	28
3.22.	Disclaimer of Other Representations and Warranties	29

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	29
4.01.	Organization	29
4.02.	Power and Authority	29
4.03.	Effect of Agreement	29
4.04.	Ownership of Shares	30
4.05.	No Conflicts; Governmental Approvals	30

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	30
5.01.	Organization	31
5.02.	Power and Authority; Effect of Agreement	31
5.03.	No Conflicts; Governmental Approvals	31
5.04.	No Finder	31
5.05.	Investment Intent	31
5.06.	Availability of Funds	31

ARTICLE VI	ACTIONS PRIOR TO THE CLOSING	32
6.01.	Investigation	32
6.02.	Further Actions	32
6.03.	Conduct of the Company and the Company Subsidiaries Prior to the Closing	33
6.04.	Regulatory Filings	35
6.05.	Confidentiality	36
6.06.	Exclusive Dealing	36
6.07.	Notice of Developments	37
6.08.	Section 280G	37
6.09.	Additional Stockholders	37

ARTICLE VII	CONDITIONS TO CLOSING	38
7.01.	Conditions to Obligations of the Purchaser.	38
7.02.	Conditions to Obligations of the Sellers and the Company	40

TABLE OF CONTENTS (Continued)

ARTICLE VIII	ADDITIONAL AGREEMENTS	40
8.01.	Publicity	40
8.02.	Business Records	41
8.03.	Investigation and Reliance	41
8.04.	Exculpation and Indemnification of Directors and Officers	42
8.05.	Employees and Employee Benefit Arrangements	43
8.06.	Agreements Relating to Taxes	44
8.07.	Confidentiality	46
8.08.	Covenant Not to Compete	47
8.09.	Covenant Not to Solicit.	47
8.10.	Enforcement	47
8.11.	Release	48

ARTICLE IX	INDEMNIFICATION	48
9.01.	Survival of Representations and Warranties	48
9.02.	Indemnification by the Sellers	49
9.03.	Indemnification by the Purchaser	50
9.04.	Procedures for Indemnification	50
9.05.	Procedures for Third-Party Claims	50
9.06.	Mitigation	51
9.07.	Tax Treatment of Indemnification	52
9.08.	No Duplication of Recovery; Losses	52
9.09.	Exclusive Remedy After the Closing	52
9.10.	Other Indemnification Matters	53

ARTICLE X	TERMINATION	53
10.01.	Termination	53
10.02.	Effect of Termination	54

ARTICLE XI	GENERAL PROVISIONS	54
11.01.	Seller Representative.	54
11.02.	Notices	55
11.03.	Entire Agreement	57

TABLE OF CONTENTS (Continued)

11.04.	Amendment and Waiver	57
11.05.	Benefits; Binding Effect; Assignment	57
11.06.	No Third-Party Beneficiary	57
11.07.	Severability	57
11.08.	Expenses	58
11.09.	Counterparts and Delivery	58
11.10.	Remedies Cumulative	58
11.11.	Governing Law	58
11.12.	Submission to Jurisdiction	58
11.13.	Enforcement	59
11.14.	Waiver of Jury Trial	59
11.15.	Currency	59
11.16.	Fulfillment of Obligations	59
11.17.	Disclosure Schedules	59
11.18.	Seller Representative’s Parent	60
11.19.	Interpretation	60
11.20.	Legal Representation	60

Schedules and Exhibits

Schedule 1    -    Calculation of Net Working Capital

Exhibit A    -    Stockholders*
Exhibit B    -    Optionholders*
Exhibit C    -    Income Tax Benefit*
Exhibit D    -    Income Tax Benefit Sample Calculation*
Exhibit E    -    Additional Stockholder Joinder*

*Omitted. The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601 (b)(2) of Regulation S-K.

v

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 16, 2012, is made by and among Barnes Group Inc., a Delaware corporation (the “Purchaser”), Synventive Acquisition Inc., a Delaware corporation (the “Company”), Cetus Capital, LLC, a Delaware limited liability company (the “Seller Representative”), and the other stockholders of the Company listed on Exhibit A hereto (together with the Seller Representative, the “Stockholders”), and the holders of Options listed on Exhibit B hereto (the “Optionholders,” and together with the Stockholders, the “Sellers,” and each a “Seller”), and to the extent provided in Section 11.18 hereof, Littlejohn Fund III, L.P., a Delaware limited partnership (the “Seller Representative’s Parent”).
RECITALS
WHEREAS, as of the date hereof the Stockholders own all of the issued and outstanding shares of the capital stock of the Company (the “Shares”);
WHEREAS, as of the date hereof the Optionholders are the record owners of options to purchase up to an aggregate of 63,179 shares of Common Stock, issued pursuant to the Synventive Acquisition Inc. 2011 Equity Incentive Plan (the “Options”);
WHEREAS, the Optionholders desire to surrender the Options for the consideration set forth in this Agreement; and
WHEREAS, the Sellers wish to sell and the Purchaser wishes to acquire the Shares, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:
ARTICLE 1
DEFINITIONS
1.01.    Certain Defined Terms. For purposes of this Agreement:
“Action” shall mean any lawsuit, claim, suit or judicial or legal proceeding or investigation.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided, however, that each investment or similar fund managed or advised by any Person or any Affiliate of any Person shall constitute an Affiliate of such Person, but portfolio companies in which such funds invest shall not be deemed to be Affiliates of such Person or any of its Affiliates.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, Europe and Asia, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company or any of the Company Subsidiaries engaged in Business prior to the Closing Date.
“Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether supranational, federal, state, local or foreign, or any agency, bureau, commission, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).
“Business” means the hot runner system business including the design, manufacture, distribution and servicing of hot runner systems, and hot runner systems controls and after‑market parts.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash” shall mean the cash, cash equivalents and bankers’ acceptances of the Company and the Company Subsidiaries (including marketable securities and short-term investments and net of outstanding checks) calculated in accordance with GAAP.
“Closing Net Working Capital” shall mean the amount of the Net Working Capital as of the Closing, calculated in accordance with Schedule 1 hereto and the defined terms contained therein.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall mean the Common Stock of the Company, par value $0.01 per share.
“Company Disclosure Schedule” shall mean a schedule referencing the appropriate section or clause of this Agreement and delivered by the Company to the Purchaser on or prior to the date hereof, and, subject to Section 6.07, any amendment or supplement thereto permitted in accordance with the terms hereof.
“Company Material Adverse Effect” shall mean any change or effect that is, or would reasonably be expected to be, materially adverse to the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries (taken as a whole) or on the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Company Material Adverse Effect:  any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, (ii) events or conditions that generally affect the industry in which the Company and the Company Subsidiaries operate,

(iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in GAAP, (vi) changes in Laws, (vii) the negotiation, execution and delivery of this Agreement, the identity or business plans of the Purchaser or its Affiliates, or the announcement or consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (viii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, in each case, to the extent such occurrence does not have a materially disproportionate effect on the Company and the Company Subsidiaries compared to similarly situated Persons, including without limitation, Persons with a similar revenue mix, as measured by customer end-market or region.
“Company Transaction Expenses” shall mean (a) all expenses of the Company and the Company Subsidiaries incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereby, including all fees and disbursements of legal advisors, including Bingham, investment bankers, accountants and other advisors and service providers, payable by the Company or the Company Subsidiaries, (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) the portion of any payroll, employment or other Taxes, if any, that is required to be paid by the Company or any Company Subsidiary with respect to the amounts payable pursuant to this Agreement (including with respect to Options) or the amounts described in clause (a) and (b), and that, in each case, remain outstanding and are to be paid at the Closing.
“Confidential Information” means any information concerning the business and affairs of the Company and the Company Subsidiaries not already generally available to the public.
“Customer” means any Person who (a) purchased products or services from the Company or any of the Company Subsidiaries (or their predecessors) during the two years prior to the Closing Date, (b) was called upon or solicited by the Company or any of the Company Subsidiaries (or their predecessors) during such two year period, or (c) was a distributor, sales representative, agent or broker for the Company or any of the Company Subsidiaries during such two year period.
“Environmental Laws” shall mean any and all Laws, including common law, relating to protection of the environment and natural resources, pollution control or Hazardous Substances.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity (whether or not incorporated) treated as a single employer with the Company or any Company Subsidiary for the purposes of Section 414 of the Code or Section 4069 of ERISA.

“Fully Diluted Shares” shall mean the aggregate number of shares of Common Stock outstanding at the Closing, assuming the exercise of all Options.
“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.01 (Organization; Subsidiaries), Section 3.02 (Capitalization), Section 3.03 (Power and Authority; Effect of Agreement), Section 3.18 (No Finder), Section 4.01 (Organization), Section 4.02 (Power and Authority), Section 4.04 (Ownership of Shares), Section 5.01 (Organization) and Section 5.02 (Power and Authority; Effect of Agreement).
“GAAP” shall mean U.S. generally accepted accounting principles (i) as in effect as of the relevant date of application thereof (e.g., whether as of the date of preparation of the applicable Financial Statements, or as of the date of this Agreement, as the context requires) and (ii) as applied by the Company on a consistent basis.
“Governmental Order” shall mean any judgment, ruling, order, writ, injunction, award or decree of any Authority.
“GWB” shall mean the Act against Restraints of Competition of the Federal Republic of Germany, as amended.”
“Hazardous Substances” shall mean any gasoline or petroleum (including crude oil) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, friable or damaged asbestos or any substance or material defined as hazardous or toxic under any applicable Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Benefit Amount” shall mean an amount equal to 40% multiplied by the aggregate amount of the income Tax deductions that arise in connection with the payment of (a) the Option Consideration and (b) the types of Company Transaction Expenses set forth on Exhibit C but, in any event, not to exceed $5,000,000 in the aggregate.
“Indebtedness” as applied to any Person shall mean (without duplication) (a) all indebtedness of such Person for borrowed money, including (i) all obligations of such Person evidenced by bonds, debentures or notes, (ii) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, and (iii) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above; (b) the deferred purchase price of property or services; (c) all reimbursement obligations for any funded letters of credit; (d) obligations existing under any derivative instruments or agreements; (e) Capital Leases; and (f) all indebtedness referred to above that is directly or indirectly guaranteed by such Person or that such Person has agreed to purchase or otherwise acquire. “Indebtedness” shall not include any items that are properly included in the calculation of Intercompany Indebtedness or obligations relating to any post-retirement Benefit Plan.
“Intellectual Property” shall mean (a) trademarks, service marks, trade names, brand names, Internet domain names, logos, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction, foreign or domestic, of, and applications in any jurisdiction, foreign or domestic, to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic, (c) trade secrets, inventions and know-how, (d) writings and other published or unpublished works of authorship, whether copyrightable or not (including computer software), in any jurisdiction, foreign or domestic, and (e) registrations or applications for registration of copyrights in any jurisdiction, foreign or domestic, and any renewals or extensions thereof.
“Intercompany Indebtedness” shall mean Indebtedness of the Company to any Company Subsidiary, of any Company Subsidiary to the Company or of any Company Subsidiary to another Company Subsidiary.
“Knowledge of the Company” shall mean the actual knowledge of Robert Davies, Sharon Francis, Brian Bechard, Norbert Scheid, Mark Moss and John Jofre.
“Law” shall mean any law, statute, ordinance, rule, regulation, code, resolution, rule of common or civil law or treaty of any Authority, including any Governmental Order.
“Lien” shall mean any mortgage, lien, pledge, charge, easement, right of way, deed of trust, covenant, condition, option to purchase, right of first refusal, encumbrance or other security interest or other encumbrance or right or interest of any kind in favor of any other Person.
“Multiemployer Plan” shall have the meaning set forth in ERISA § 3(37).
“Net Working Capital” means an amount, calculated as of the Closing Date and based solely on facts and circumstances existing on the Closing Date, equal to the current assets of the Company and the Company Subsidiaries less the current liabilities of the Company and the Company Subsidiaries determined in accordance with GAAP. Notwithstanding the foregoing, Net Working Capital shall exclude (i) Cash, (ii) Company Transaction Expenses, (iii) Indebtedness, (iv) income and deferred income Taxes and (v) any accruals related to the transactions contemplated hereby. An example of the calculation of Net Working Capital is set forth on Schedule 1.
“Net Working Capital Adjustment” shall mean an amount equal to the absolute value of the difference between (a) the Closing Net Working Capital and (b) the Net Working Capital Target.
“Net Working Capital Target” shall mean $28,400,000.
“Option Consideration” shall have the meaning set forth in Section 2.06(b).
“Optionholders” shall have the meaning set forth in the Preamble.
“Options” shall have the meaning set forth in the Recitals.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to or restatement of any of the foregoing.
“Other Institutional Sellers” shall mean the Sellers hereunder who are neither current nor former employees of the Company nor the Seller Representative and its Affiliates.
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Authority or other entity.
“Purchaser Disclosure Schedule” shall mean a schedule referencing the appropriate section or clause of this Agreement and delivered by the Purchaser to the Company on or prior to the date hereof.
“Release”, when used in connection with one or more Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22).
“Remedial Measures” shall mean any measures or actions required or undertaken pursuant to Environmental Law or Governmental Order to investigate, monitor, clean up, remove, treat, contain or otherwise remediate the presence or Release of any Hazardous Substance.
“Restricted Period” means a period of three (3) years following the Closing Date.
“Restrictive Covenant Individual Parties” means each of Robert Davies, Sharon Francis, Brian Bechard, Norbert Scheid, Mark Moss, John Jofre, Vito Galati, Christian Sporleder, Andreas Mueller, Barry Moushegian, Wang Zeng Hui and Steve Delaney.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securityholders Agreement” shall mean that certain Securityholders Agreement, dated as of May 5, 2011, by and among Synventive Acquisition Inc., certain stockholders, Class A Unsecured Term Loan Holders and Class B Unsecured Term Loan Holders.
“Seller Representative” has the meaning set forth in the Preamble.
“Sellers Disclosure Schedule” shall mean a schedule referencing the appropriate section or clause of this Agreement and delivered by the Sellers to the Purchaser on or prior to the date hereof, and any amendment thereto.
“Share Amount” shall mean an amount equal to the quotient of (a) the sum of (i) the Aggregate Purchase Price and (ii) the aggregate exercise prices for all of the then outstanding Options, divided by (b) the Fully Diluted Shares.

“Straddle Period” shall mean any taxable period that includes, but does not end on the Closing Date.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” shall mean a report, return or other information (including any amendments) required to be supplied to an Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.
“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement.
1.02.    Table of Definitions. The following terms have the meanings set forth in the sections referenced below:

Definition	Location

280G Approval	6.08
280G Waivers	6.08
Additional Stockholder	6.09
Additional Stockholder Joinder	6.09
Aggregate Purchase Price	2.02
Agreement	Preamble
Benefit Plans	3.12(a)
Bingham	12.18
Closing	2.04
Closing Cash	2.02(b)
Closing Date	2.04
Closing Indebtedness	2.02(c)
Company	Preamble
Company Subsidiaries	3.01(b)
Confidentiality Agreement	12.02
Covered Employees	8.05(a)
D&O Tail Insurance Policy	8.04(b)
DOJ	6.04(a)
ERISA Plan	3.12(a)
Estimated Purchase Price Calculation Statement	2.03
Extended Outside Date	10.01(b)
Final Aggregate Purchase Price	2.07(d)(i)

Final Purchase Price Calculation Statement	2.07(a)
Financial Statements	3.05
FTC	6.04(a)
Indemnified Parties	9.03
Indemnified Party	9.03
Indemnifying Party	9.03, 9.02(a)
Independent Accounting Firm	2.07(c)
Initial Outside Date	10.01(b)
Interim Financial Statements	3.05
International Plan	3.12(e)
IRS	3.12(a)
Leased Real Property	3.07(b)
Losses	9.08
Material Contracts	3.13(a)
Minor Claims	9.02(b)
Non-ERISA Plan	3.12(a)
Notice of Disagreement	2.07(b)
Option Consideration	2.06(b)(ii)
Purchase Price Excess	2.07(d)(ii)
Purchase Price Shortfall	2.07(d)(i)
Purchaser	Preamble
Purchaser Indemnitees	9.02(a)
Realty Lease	3.07(b)(i)
Released Claims	8.11
Released Parties	8.11
Releasors	8.11
Seller	Preamble
Seller’s Pro Rata Share	9.02(a)
Sellers	Preamble
Shares	Recitals
Third-Party Claims	9.05(a)
ARTICLE II

TERMS OF PURCHASE AND SALE

2.01.    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, all of the Shares and (b) the Optionholders agree to surrender the Options for cancellation. The sale of the Shares shall be made free and clear of Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws).
2.02.    Aggregate Purchase Price. For purposes of this Agreement, the term “Aggregate Purchase Price” shall mean an amount equal to the result of the following:
(a)    $335,000,000, plus

(b)    the aggregate Cash of the Company and the Company Subsidiaries (if any), determined immediately prior to giving effect to the Closing (the “Closing Cash”), minus
(c)    the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries that is outstanding immediately prior to giving effect to the Closing (the “Closing Indebtedness”), minus
(d)    the amount of all Company Transaction Expenses, plus
(e)    the amount of the Net Working Capital Adjustment, if the Closing Net Working Capital exceeds the Net Working Capital Target, minus
(f)    the amount of the Net Working Capital Adjustment, if the Net Working Capital Target exceeds the Closing Net Working Capital, plus
(g)    the Income Tax Benefit Amount determined in a manner consistent with the sample calculation attached as Exhibit D.
2.03.    Estimated Purchase Price Calculation Statement. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a written statement (the “Estimated Purchase Price Calculation Statement”) setting forth (a) the Company’s good faith estimate of the amount of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Company Transaction Expenses, (iv) Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto and (v) the Income Tax Benefit Amount and (b) the calculation of the Aggregate Purchase Price based thereon. To the extent reasonably requested by the Purchaser, the Company will make available to the Purchaser and its auditors and advisors all records and work papers used in preparing the Estimated Purchase Price Calculation Statement. The Company will review any comments proposed by the Purchaser with respect to the Estimated Purchase Price Calculation Statement, and will consider, in good faith, any appropriate changes.
2.04.    Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, at 9:00 a.m. (local time) on a date to be mutually agreed upon by the Purchaser and the Seller Representative, which date shall be no later than (a) the third Business Day after all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing) or (b) if such third Business Day shall occur prior to August 31, 2012, and the Purchaser irrevocably elects by written notice to the Seller’s Representative, no later than the close of business on the second Business Day after all such conditions have been satisfied or waived, to select August 31, 2012 as the Closing Date, the Closing shall take place on August 31, 2012, subject, in the case of this clause (b), to the following additional requirements: (i) Section 7.01 shall be of no further force and effect, (ii) all rights of the Purchaser to terminate the Agreement pursuant to Article X shall be of no further force and effect, and (iii) the Sellers and the Company shall have no further obligations under Section 6.07. For purposes of this Agreement, the term “Closing Date” shall mean the date on which the Closing takes place. Except as otherwise provided in this Agreement, all proceedings to be taken on the Closing Date and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken or documents deemed executed or delivered until all have been taken, delivered and executed.
2.05.    Payment of Closing Indebtedness and Company Transaction Expenses. At the Closing, the Purchaser shall pay and discharge (or cause to be paid and discharged), on behalf of the Company and the Company Subsidiaries, all Closing Indebtedness (other than the Indebtedness to remain outstanding set forth in Section 2.05 of the Company Disclosure Schedule) and all Company Transaction Expenses evidenced on the Estimated Purchase Price Calculation Statement, in each case, by wire transfer of immediately available funds pursuant to written instructions provided to the Purchaser by the Company concurrently with the delivery of the Estimated Purchase Price Calculation Statement. At the Closing, the Company shall provide the Purchaser with customary payoff letters from all holders of such Indebtedness to be so paid, and shall make arrangements reasonably satisfactory to the Purchaser for such holders to provide to the Purchaser recordable form Lien releases and other documents reasonably requested by the Purchaser simultaneously with or promptly following the Closing.
2.06.    Closing Transactions.
(a)    Delivery of Stock Certificates. At the Closing, the Seller Representative, on behalf of the Sellers, shall deliver to the Purchaser all certificates representing the Shares, each duly endorsed in blank or with duly executed stock powers attached, each of which shall be delivered to the Seller Representative by each of the Sellers not less than three (3) Business Days prior to the Closing. Such delivery of the Shares to the Purchaser shall be made free and clear of any Lien and restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws).
(b)    Aggregate Purchase Price Funds Flow. At the Closing, the Purchaser shall pay (or cause to be paid) to the Seller Representative for the benefit of the Stockholders and the Company for the benefit of the Optionholders as follows:
(i)    Each Stockholder will be entitled to receive an amount equal to the product of (A) the Share Amount and (B) the number of Shares owned by such Stockholder, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Seller Representative at the Closing.
(ii)    Each Optionholder will be entitled to receive, upon the surrender of his or her then outstanding Options, an amount (subject to applicable withholding Tax) equal to the product of (A) the Share Amount and (B) the number of shares of Common Stock underlying such Options then held by such Optionholder at the Closing, minus the sum of all the exercise prices for all such Options held by such Optionholder (the aggregate amount payable to all Optionholders is referred to as the “Option Consideration”). Purchaser shall pay the Option Consideration to the Company, and the Company shall, not later than two (2) Business Days following the Closing Date, make the applicable payment to the applicable Optionholder (subject to applicable withholding Tax) as promptly as practicable thereafter through the Company’s payroll.

(c)    Other Closing Deliveries.
(i)    By the Sellers and the Company. The Company and the Seller Representative, on behalf the Sellers, shall deliver to the Purchaser such other documents as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement, including a certificate of each of the Sellers consistent with the requirements of Treasury Regulations Section 1.1445-2(b)(2) and including evidence of termination of any equity plans or arrangements sponsored by the Company.
(ii)    By the Purchaser. The Purchaser shall deliver to the Seller Representative, on behalf of the Sellers, such other documents as the Seller Representative may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.
2.07.    Post-Closing Purchase Price True-Up.
(a)    Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller Representative a written statement (the “Final Purchase Price Calculation Statement”) setting forth the Purchaser’s calculation of the amount of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Company Transaction Expenses and (iv) Closing Net Working Capital and the Net Working Capital Adjustment calculated in accordance with Schedule 1 hereto and based solely on the facts and circumstances of the Company and the Company Subsidiaries at or prior to Closing. The Final Purchase Price Calculation Statement shall contain a recalculation of the Aggregate Purchase Price based on the foregoing amounts of Closing Cash, Closing Indebtedness, Company Transaction Expenses and Closing Net Working Capital and the Net Working Capital Adjustment.
(b)    During the 30-day period following delivery of the Final Purchase Price Calculation Statement, the Purchaser shall provide the Seller Representative with reasonable access to the books and records, work papers and personnel of the Purchaser and its Affiliates and advisors relating to such Final Purchase Price Calculation Statement, and the Purchaser shall, and shall cause its Affiliates and advisors to, reasonably cooperate with the Seller Representative, including by providing it with any other information reasonably requested by the Seller Representative in connection with its review of the Final Purchase Price Calculation Statement. The Final Purchase Price Calculation Statement shall become final and binding on the 30th day following delivery thereof, unless on or prior to the end of such 30-day period, the Seller Representative delivers to the Purchaser written notice of its disagreement (a “Notice of Disagreement”) with the calculation of Closing Cash, Closing Indebtedness, Company Transaction Expenses and Closing Net Working Capital and the Net Working Capital Adjustment calculated with reference thereto, and the Aggregate Purchase Price, specifying the nature and amount of any disputed item.
(c)    During the 20-day period following delivery of a Notice of Disagreement by the Seller Representative to the Purchaser, the parties in good faith shall seek to resolve any differences that they may have with respect to the matters specified therein. Any disputed items resolved between the Purchaser and the Seller Representative within such 20-day period shall be final and binding with respect to such items, and if the Purchaser and the Seller Representative agree on the resolution of each disputed item specified by the Seller Representative in the Notice of Disagreement and the amount of Closing Cash, Closing Indebtedness, Company Transaction Expenses and Closing Net Working Capital, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Purchaser and the Seller Representative have not resolved all such differences by the end of such 20-day period, the Purchaser and the Seller Representative shall, no later than ten (10) days following the end of such 20-day period, submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of Closing Cash, Closing Indebtedness, Company Transaction Expenses and Closing Net Working Capital, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.07 within the range of the difference between the Seller Representative’s position set forth in the Notice of Disagreement with respect thereto and the Purchaser’s position set forth in the Final Purchase Price Calculation Statement with respect thereto. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.07. The Independent Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed by the Purchaser and the Seller Representative. The Independent Accounting Firm shall render a written decision resolving the matters submitted to it within 20 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 11.12. The costs of any dispute resolution pursuant to this Section 2.07(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Purchaser and the Sellers in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each party incurred in connection with their preparation or review of the Final Purchase Price Calculation Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(d)    Upon the final determination, in accordance with this Section 2.07, of the Final Purchase Price Calculation Statement and the final calculations of the amount of Closing Cash, Closing Indebtedness, Company Transaction Expenses and Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, the Aggregate Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Aggregate Purchase Price payable at the Closing.
(i)    If the Aggregate Purchase Price as finally determined pursuant to this Section 2.07 (the “Final Aggregate Purchase Price”) exceeds the estimated Aggregate Purchase Price (the “Purchase Price Shortfall”), the Purchaser shall pay or cause to be paid to the Seller Representative, for distribution to the Sellers, the Purchase Price Shortfall. Each Stockholder will be entitled to receive an amount equal to the product of (A) the Purchase Price Shortfall and (B) a fraction equal to (x) the number of Shares owned by such Stockholder at Closing divided by (y) the Fully Diluted Shares, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Seller Representative at the Closing. Each Optionholder will be entitled to receive an amount (subject to applicable withholding Tax) equal to the product of (A) the Purchase Price Shortfall and (B) a fraction equal to (x) the number of shares of Common Stock underlying the Options held by such Optionholder at the Closing divided by (y) the Fully Diluted Shares. Purchaser shall pay the portion of the Purchase Price Shortfall payable in respect of the Options to the Company, and the Company shall in turn pay such portion of the Purchase Price Shortfall (subject to applicable withholding Tax) as promptly as practicable thereafter through the Company’s payroll.
(ii)    If the estimated Aggregate Purchase Price exceeds the Final Aggregate Purchase Price (the “Purchase Price Excess”), the Sellers shall pay or cause to be paid to the Purchaser, the Purchase Price Excess. With respect thereto, each Stockholder shall pay to the Seller Representative, for payment to the Purchaser, an amount equal to the product of (A) the Purchase Price Excess and (B) a fraction equal to (x) the number of Shares owned by such Stockholder at Closing divided by (y) the Fully Diluted Shares, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Seller Representative; and further, with respect thereto, each Optionholder shall pay to the Seller Representative for payment to the Company an amount payable to the Purchaser equal to the product of (A) the Purchase Price Excess and (B) a fraction equal to (x) the number of shares of Common Stock underlying the Options held by such Optionholder at the Closing divided by (y) the Fully Diluted Shares.
(e)    Any payments required pursuant to this Section 2.07 shall be (i) made by wire transfer of immediately available funds no later than three (3) Business Days after final determination of Closing Cash, Closing Indebtedness, Company Transaction Expenses and Closing Net Working Capital pursuant to the provisions of this Section 2.07 and (ii) deemed to be an adjustment to the Aggregate Purchase Price for all Tax purposes.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the information set forth in the Company Disclosure Schedule, the Company represents and warrants to the Purchaser as of the date hereof and (except for such representations and warranties that are made as of or otherwise refer to a specific date) as of the Closing Date as follows:
3.01.    Organization; Subsidiaries.
(a)    The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing (or its equivalent) in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not, or would not reasonably be expected to, have a Company Material Adverse Effect.
(b)    Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company (the “Company Subsidiaries“) and their respective jurisdictions of incorporation or formation. Each of the Company Subsidiaries is a corporation or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing (or its equivalent) under the Laws of the state or country of its incorporation or formation. Each of the Company Subsidiaries is duly qualified to conduct business and is in good standing (or its equivalent) in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not, or would not reasonably be expected to, have a Company Material Adverse Effect.
3.02.    Capitalization.
(a)    The Company’s authorized stock consists solely of 1,000,000 shares of common stock, par value $0.01 per share, of which 605,689 shares are issued and outstanding, and which represents all of the Shares, and 3,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights. The Shares are owned by the Sellers free and clear of all Liens. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, no shares of capital stock of the Company are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the capital stock of the Company pursuant to which the Company is, or may become, obligated to issue or exchange any shares of its capital stock. Section 3.02(a) of the Company Disclosure Schedule sets forth the exercise price and vesting schedule for any outstanding options, warrants, phantom equity, subscription rights and other securities described above.
(b)    Except as set forth on Section 3.02(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary directly or indirectly own any equity or similar interest in any Person and (ii) all of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned beneficially and as of record by the Company or a Company Subsidiary and have been duly authorized and validly issued, were not issued in violation of any preemptive or other similar rights and, in the case of capital stock of a corporation, are fully paid and nonassessable. The outstanding shares of capital stock of each Company Subsidiary are owned free and clear of all Liens. No shares of capital stock of, or other equity interests in, any Company Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the capital stock or other equity interests of any Company Subsidiary pursuant to which such Company Subsidiary is, or may become, obligated to issue or exchange any shares of its capital stock or other equity interests.
3.03.    Power and Authority; Effect of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement is a valid and binding obligation of the Company enforceable against it in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.
3.04.    No Conflicts; Governmental Approvals.
(a)    Except (i) for compliance with any applicable requirements of the HSR Act and the GWB, and (ii) for notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company and/or the Company Subsidiaries in connection with, Indebtedness of the Company and/or the Company Subsidiaries to be paid and discharged at the Closing pursuant to Section 2.05, or (iii) as set forth in Section 3.04(a)(iii) of the Company Disclosure Schedule, none of the execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated by this Agreement or compliance by the Company with any of the provisions hereof will (A) conflict with or violate in any material respect the Organizational Documents or any resolutions adopted by the stockholders, members, board of directors or board of managers, as applicable, of the Company or any Company Subsidiary, (B) materially conflict with or violate any material Law applicable to the Company or any of the Company Subsidiaries or their respective assets or properties or (C) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent or notice under, or result in the creation of any Lien upon any material property or assets of the Company or the Company Subsidiaries pursuant to, or give any other party the right to accelerate the terms of or terminate any Material Contract.
(b)    Except for the requirements of the HSR Act and the GWB and as set forth on Section 3.04(b) of the Company Disclosure Schedule, no approval, authorization, notice, consent, adherence to a waiting period or other action by, or filing with, any Authority is required for the Company’s execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement.
3.05.    Financial Statements. Section 3.05 of the Company Disclosure Schedule sets forth a true and complete copy of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2009, 2010 and 2011, and the related audited consolidated statements of income, stockholders’ equity and cash flows, together with all related notes and schedules thereto, accompanied by the report thereon of the independent auditors of the Company and the Company Subsidiaries (the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries for the six month period ended June 30, 2012, and the related unaudited consolidated statements of income and cash flows (the “Interim Financial Statements”). Each of the Financial Statements and the Interim Financial Statements (x) has been prepared from, and is in accordance with in all material respects, the books and records of the Company and the Company Subsidiaries, (y) fairly presents in all material respects the consolidated results of operations, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and (z) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end adjustments and lack of footnotes and other presentation items.
3.06.    Absence of Certain Changes. Since December 31, 2011 except as set forth on Section 3.06 of the Company Disclosure Schedule, (a) there has not occurred any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past business practices and (c) none of the Company nor any Company Subsidiary have:
(i)    amended any provision of its Organizational Documents;
(ii)    suffered any damage, destruction or casualty loss exceeding $10,000,000 in the aggregate, not covered by insurance.
(iii)    made any material change in policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;
(iv)    made any material change in its accounting methods, principles or practices used thereby, except as required by GAAP;
(v)    sold, licensed, leased, transferred, assigned, abandoned or otherwise disposed of any of its material assets or mortgaged, pledged, or imposed any Lien upon any of its material assets, in each case, other than in the ordinary course of business;
(vi)    materially increased the compensation payable or benefits to any employee, officer or consultant thereof, except as may be required by law, contract or in the ordinary course of business;
(vii)    made any material change in the manner in which such Person generally extends discounts or credits to, or otherwise deals with, customers or otherwise engaged in any promotional, sales or discount or other activity other than in the ordinary course of business that has or could reasonably be expected to have the effect of accelerating material sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;
(viii)    made any commitment outside of the ordinary course of business or in the aggregate in excess of the budget for capital expenditures disclosed to the Purchaser in the confidential information memorandum provided to the Purchaser prior to the date hereof and, in each case, to be paid after the Closing;

(ix)    made or taken any action to change the status of the Company or any Company Subsidiary (as a corporation, partnership or disregarded entity) for federal, state or local income Tax purposes;
(x)    instituted, settled, canceled or compromised, any rights to any material action, claim or lawsuit, experienced or settled any material warranty or product liability claim or recalled or became obligated to recall any product; or
(xi)    agreed, whether orally or in writing, to do any of the foregoing.
3.07.    Property.
(a)    Neither the Company nor any of the Company Subsidiaries owns any real property, other than leasehold improvements that may be located at the Leased Real Property (as defined below), which leasehold improvements are governed by the applicable Realty Lease (as defined below).
(b)    Section 3.07(b) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all real property and interests in real property that are leased, subleased, or licensed or otherwise used or occupied by the Company or any Company Subsidiary pursuant to a Realty Lease (the “Leased Real Property”). With respect to the Leased Real Property:
(i)    each lease, sublease, or license or other agreement of Leased Real Property and any assignment thereof pursuant to which the Company or a Company Subsidiary leases any Leased Real Property (together with any amendments or modification relating thereto, each, a “Realty Lease”) is a valid and binding obligation of the Company or the Company Subsidiary, enforceable against the Company or such Company Subsidiary, as the case may be, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity);
(ii)    the applicable Company Subsidiary set forth in Section 3.07(b) of the Company Disclosure Schedule as owning the applicable leasehold interest in the Leased Real Property has good and marketable leasehold title to such Leased Real Property, free and clear of any Liens, except any (A) Liens noted in the Financial Statements, (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, (C) easements, covenants, rights-of-way, building use restrictions, exceptions, variances, reservations and other similar limitations or restrictions and encumbrances of record, (D) zoning or other governmentally established restrictions or encumbrances that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (E) utility, slope, drainage and right of way easements that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (F) conditions that would be shown by a survey and (G) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Leased Real Property (together, the “Permitted Liens”);
(iii)    none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any other party to any such Realty Lease is in material breach or material default under such Realty Lease, except for such defaults and events as to which requisite waivers or consents have been obtained;
(iv)    to the Knowledge of the Company, the leased portions of the buildings, plants and structures of the Leased Real Property are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The leased portions of the buildings, plants and structures of the Leased Real Property are sufficient for the continued conduct of the Company’s and Company’s Subsidiaries’ businesses after the Closing in substantially the same manner as conducted prior to the Closing;
(v)    the Company has made available to Purchaser copies of all Realty Leases; and
(vi)    the Company or such Company Subsidiary has not subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered in any material respect any interest in the Leased Real Property. There are no other parties other than the Company or such Company Subsidiary occupying the subject Leased Real Property; and the Company has not received written notice that any material portion of any Leased Property nor interest therein, is affected by or the subject of any pending, contemplated or threatened material condemnation, expropriation or other proceeding in eminent domain.
(c)    The Company and the Company Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, the material properties and assets (tangible and intangible) used by them, located on their premises, other than inventory sold in the ordinary course of business free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned or leased (pursuant to a valid lease) by the Company and the Company Subsidiaries are all the material assets, properties and rights used by the Company and the Company Subsidiaries in the operation of their business or reasonably necessary to operate the business of the Company and the Company Subsidiaries, as currently conducted and consistent with past practice. The buildings, machinery, equipment and other items of tangible personal property owned or leased by the Company and the Company Subsidiaries that are necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted are, in all material respects, in good and workable condition, subject to normal wear and tear and anticipated replacement thereof.  Such assets constitute all of the property and assets necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted.

3.08.    Tax Matters.
(a)    Each of the Company and the Company Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement, and all material Taxes due and payable by the Company and the Company Subsidiaries (whether or not shown on a Tax Return) have been timely paid. All such material Tax Returns were correct and complete in all material respects, except as set forth on Section 3.08(e) of the Company Disclosure Schedule. The Company has established adequate reserves as required under GAAP for any Taxes for which the Company and the Company Subsidiaries may be liable. None of the Company or the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries) that will remain in effect after the Closing.
(b)    None of the Company or the Company Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents extending the statute of limitations with respect to any Taxes or Tax Returns.
(c)    To the Knowledge of the Company, all material Taxes that the Company and the Company Subsidiaries have been required to collect or withhold have, in all material respects, been duly collected or withheld, and have been duly and timely paid, in all material respects, to the proper Tax Authority.
(d)    There are no material Liens for material Taxes upon any assets of the Company or any of the Company Subsidiaries other than (i) Liens for Taxes not yet due and payable or (ii) Liens with respect to Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(e)    To the Knowledge of the Company, except as set forth on Section 3.08(e) of the Company Disclosure Schedule, no jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return has made a material claim in writing that the Company or any of the Company Subsidiaries is required to file a Tax Return for such jurisdiction.
(f)    None of the Company or the Company Subsidiaries is currently the subject of a Tax audit, examination or other Action with respect to Taxes, and to the Knowledge of the Company none of the Company or the Company Subsidiaries has received any (i) written notice indicating an intent to initiate an audit or other review, or (ii) written request for information related to Tax matters.
(g)    This Section 3.08, Section 3.12 and Section 3.06(ix) contain the sole and exclusive representations and warranties of the Company with respect to any Tax matters.
(h)    None of the Company or the Company Subsidiaries has entered into any listed transaction as defined in Treasury Regulations Section 1.6011-4(b).
(i)    None of the Company or the Company Subsidiaries has distributed during the last two years the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)    None of the Company or the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable year or period (or portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting for a taxable year or period that ends on or before the Closing Date, (ii) pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or before the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting, or the cash method of accounting with respect to a transaction that occurred before the Closing, (iv) as a result of any prepaid amount received on or before the Closing, or (v) pursuant to an election under Section 108(i) of the Code. For the avoidance of doubt, the Purchaser acknowledges and agrees that this clause (j) relates only to Taxes in respect of taxable years or periods ending after the Closing Date and, therefore, the Purchaser shall have no right to pursue any claims in respect of this clause (j) under Section 8.06.
(k)    None of the Company or the Company Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group (or similar group under state, local or foreign Law) other than a group consisting only of the Company and the Company Subsidiaries, or (ii) has liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
3.09.    Compliance with Applicable Law. Each of the Company and the Company Subsidiaries is, and for the past two years has been, in material compliance with all Laws applicable to it. There are no material Governmental Orders against or involving the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries owns, holds or possesses all material licenses, permits, franchises and authorizations necessary to conduct all material aspects of its business and all such applicable licenses, permits, franchises and authorizations are valid and in full force and effect in all material respects. No member of the Company and the Company Subsidiaries, nor any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Authority, or any employee, customer or supplier of the Company or any Company Subsidiary, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts, and no proceeding has been filed or commenced alleging any such payments. None of the representation and warranties contained in this Section 3.09 shall be deemed to relate to Tax matters (which are governed by Section 3.08) or environmental matters (which are governed by Section 3.17).
3.10.    Intellectual Property. Section 3.10 of the Company Disclosure Schedule sets forth a true and complete list of all (a) registered or material Intellectual Property owned by any of the Company or the Company Subsidiaries and (b) material Intellectual Property that any of the Company or the Company Subsidiaries is licensed or otherwise permitted by other Persons to use. The Company or a Company Subsidiary owns, or is licensed or otherwise permitted to use, all material Intellectual Property used in or necessary for the conduct of the business of the

Company and the Company Subsidiaries as currently conducted in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, the use of any Intellectual Property by any of the Company or the Company Subsidiaries does not infringe on or otherwise violate the rights of any Person, except as set forth on Section 3.08(e) of the Company Disclosure Schedule. To the Knowledge of the Company, no Person is infringing on or otherwise violating any right of any of the Company or the Company Subsidiaries with respect to any material Intellectual Property used by any of the Company or the Company Subsidiaries in the conduct of the business of the Company and the Company Subsidiaries. Except as set forth on Section 3.10 of the Company Disclosure Schedule, (i) none of the Company or the Company Subsidiaries has received any written notice of any pending claim, and to the Knowledge of the Company, none of the Company or the Company Subsidiaries has received any written notice of any threatened claim in each case with respect to any Intellectual Property used by any of the Company or the Company Subsidiaries in the conduct of the business of the Company and the Company Subsidiaries, (ii) no such claims have been asserted or threatened that have not been decided or settled by any of the Company or the Company Subsidiaries with regard to Intellectual Property owned by the Company, and (iii) to the Knowledge of the Company, no valid basis for any such claims exists. No Intellectual Property owned by any of the Company or the Company Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. All employees of the Company and the Company Subsidiaries and all independent contractors who have contributed, developed or conceived any material Intellectual Property used by the Company and the Company Subsidiaries in or for the conduct of the business of the Company and the Company Subsidiaries as currently conducted have done so pursuant to a valid and enforceable agreement or other obligation that granted the Company or any of the Company Subsidiaries, as applicable, sufficient ownership or license to use the employee or independent contractor’s contribution, development or conception. The Company and Company Subsidiaries possess all source code and other documentation and materials necessary to compile and operate the products of the Company and the Company Subsidiaries in all material respects, and no such source code has been disclosed to any third party. The Company and Company Subsidiaries are not under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party (including any customer or end user). No product produced by the Company or the Company Subsidiaries has been used with, integrated with, or distributed with any software that contains, or is derived in any manner (in whole or in part) from, any public software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models. All employees of the Company and Company Subsidiaries and all independent contractors who have contributed, developed or conceived any material Intellectual Property or products produced by the Company or the Company Subsidiaries have done so pursuant to a valid and enforceable agreement or other obligation that granted the Company or any of the Company Subsidiaries, as applicable, exclusive ownership of the employee or independent contractor’s contribution, development or conception.

3.11.    Labor Matters.
(a)    The Company and the Company Subsidiaries are, and for the prior two years have been, in material compliance with all Laws pertaining to employees or employment matters. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries is party to any collective bargaining agreement or other labor contract applicable to any of its employees and none of the employees thereof are organized in any union, works council or similar organization, and to the Knowledge of the Company and except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no strikes, slowdowns, work stoppages, lockouts or threats thereof or material labor dispute by or with respect to any such employees.
(b)    Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries has a severance pay practice or policy and (ii) as a result of or in connection with the Closing or as a result of the termination by the Company or any of the Company Subsidiaries of any Persons employed by the Company or any of the Company Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises under any of the Company’s or any of the Company Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.
(c)    To the Company’s Knowledge, no executive, key employee or group of employees of any of the Company and the Company Subsidiaries has any plans to terminate employment with the Company or any of the Company Subsidiaries as a result of the transactions contemplated by this Agreement. No employee has the right to terminate employment with the Company or any Company Subsidiary solely as a result of the transactions contemplated by this Agreement, without any subsequent action by the Purchaser or any of its Affiliates, and receive a severance payment or other material benefit in connection with such termination of employment by the employee.
(d)    Each employee classified as exempt by any Company or any Company Subsidiary as of the date hereof is properly so classified under applicable Law. For the past two years all individuals who have performed services for the Company and the Company Subsidiaries or who otherwise have claims for compensation from the Company and the Company Subsidiaries have been properly classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA.
(e)    The Company has provided the Purchaser with separate written disclosure setting forth its good faith estimate of all payments including with respect to transaction bonuses and on account of Shares and Options that employees of the Company and the Company Subsidiaries will receive in connection with the consummation of the transactions contemplated hereby.
(f)    The Company and any Company Subsidiary operating in China has duly entered into all material employment and other material labor contracts required under Law, and has fully paid in all material respects all required social insurance and other social welfare payments.

3.12.    Employee Benefit Matters.
(a)    Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries maintains, contributes to or has any obligation with respect to, any material employee benefit plan within the meaning of § 3(3) of ERISA (an “ERISA Plan”), or any other material retirement, profit sharing, stock option, stock bonus or deferred compensation, severance, sick leave, employment, retention, compensation or other material employee benefit plan, program or arrangement providing benefits to current or former employees, officers or directors, in each case whether or not terminated, of the Company or any of the Company Subsidiaries (a “Non-ERISA Plan”); provided, however, that Section 3.12(a) does not identify any International Plan (i) the existence of which is required by applicable Law, or (ii) which is an employment, retention, severance, consulting or similar agreement with any employee of the Company or any of the Company Subsidiaries that provides for total annual compensation that is not in excess of $200,000. All ERISA Plans and Non-ERISA Plans (collectively, “Benefit Plans”) are being maintained and operated in all material respects in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents. The Internal Revenue Service (the “IRS”) has issued a favorable determination letter with respect to each ERISA Plan (or, in the case of an ERISA Plan that is based upon a prototype plan, an opinion letter with respect to the underlying pre-approved plan) that is intended to be a “qualified plan” within the meaning of §401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that could adversely affect the qualified status of such ERISA Plan. No ERISA Plan is subject to Title IV or §302 of ERISA or §412 of the Code and the Company and the Company Subsidiaries have no liability with respect to any such employee benefit plan or to the Pension Benefit Guaranty Corporation on behalf of any such employee benefit plan. None of the Company, any Company Subsidiary or any ERISA Affiliate maintains or contributes to any employee benefit plan that is subject to Title IV or §302 of ERISA or §412 of the Code. None of the Company, any Company Subsidiary or any ERISA Affiliate contributes, has an obligation to contribute to or has any liability with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of §4063 of ERISA, other than with respect to an International Plan. Except as required by applicable non-U.S. law or as set forth in Section 3.12(a) of the Company Disclosure Schedule, and except for continuation coverage as required by §4980B of the Code, Section 601 et seq. of ERISA or by applicable state insurance or non-U.S. Laws (“COBRA”), no Benefit Plan provides life, health, medical or other welfare benefits to current or former employees, officers or directors or beneficiaries or dependents thereof after termination of employment. The Company, the Company Subsidiaries and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.
(b)    With respect to all Benefit Plans, other than International Plans the existence of which is required by applicable Law, the Company has delivered to the Purchaser, to the extent applicable, correct and complete copies of the current plan documents and summary plan descriptions, the most recent determination or opinion letter received from the IRS, the three most recent Form 5500 Annual Reports filed with the U.S. Department of Labor and all accompanying schedules, and all related trust agreements, insurance contracts and other funding arrangements that implement each Benefit Plan and all material correspondence regarding any Benefit Plan with the Pension Benefit Guaranty Corporation, the U.S. Department of Labor or the IRS in the two (2) prior years.

(c)    All material contributions (including all employer contributions and employee salary reduction contributions, if any) and premium payments that are due have been made within the time period prescribed by applicable law to each Benefit Plan or have been accrued in accordance with GAAP and Company past practice.
(d)    None of the Company or the Company Subsidiaries or, to the Knowledge of the Company, any trustee or administrator of any such ERISA Plan, has engaged in any transaction with respect to such ERISA Plan that would subject the Company or any of the Company Subsidiaries to either a material civil penalty assessed pursuant to §502(i) of ERISA or a material Tax or penalty on prohibited transactions imposed by §4975 of the Code. No actions, suits, claims or proceedings with respect to the assets of any Benefit Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened by or before any Authority. No fiduciary (as defined in Section 3(21) of ERISA) that is the Company, a Company Subsidiary or any employee of the Company or a Company Subsidiary, or to the Knowledge of the Company, any other Person that is a fiduciary of any ERISA Plan, has any liability for breach of fiduciary duty with respect to the investment or administration of the assets of any ERISA Plan (including any liability under an indemnification agreement) which is reasonably likely to result in a material liability to the Company or any Company Subsidiary.
(e)    Section 3.12(e) of the Company Disclosure Schedule separately identifies each Benefit Plan that: (i) is maintained in whole or in part outside the United States; (ii) is subject to Laws of a jurisdiction other than the United States or a political subdivision thereof; or (iii) is maintained for the benefit of persons substantially all of whom are nonresident aliens (an “International Plan”), other than those International Plans the existence of which is required by applicable Law, and other than employment, retention, severance, consulting or similar agreements with any employee of the Company or any of the Company Subsidiaries that provide for total annual compensation that is not in excess of $200,000. Each International Plan has complied in all material respects with all requirements that it register with an applicable Authority, and has been maintained in good standing with all applicable Authorities. Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the completion of the transactions contemplated by this Agreement will directly or indirectly result in any payment made or to be made by the Company or any Company Subsidiary prior to Closing to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code. The Company and the Company Subsidiaries have no obligation to “gross up” any current or former employee, officer or director for any excise taxes or other taxes relating to any excess parachute payment under Section 280G and 4999 of the Code. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there is no material unfunded liability with respect to any International Plan.
(f)    Except as would not result in a material liability to the Company or any Company Subsidiary, all deferred compensation plans, programs and arrangements of the Company and the Company Subsidiaries which are subject to the requirements of Section 409A of the Code are in material compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder. The Company and the Company Subsidiaries have no obligation to “gross up” any current or former employee, officer or director for any excise taxes under Section 409A of the Code.

(g)    Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, the Company or the applicable Company Subsidiary may terminate any Benefit Plan, other than an International Plan, in accordance with its terms, without the consent of any other Person without material liability to the Company. To the Knowledge of the Company, other than in the ordinary course of business or as required by Law or any Benefit Plan, the Company has not promised any increase in benefits under any Benefit Plan prior to the Closing Date.
(h)    This Section 3.12, Section 3.13, Section 3.11 and Section 3.08 contain the sole and exclusive representations and warranties of the Company with respect to any employee matters, including any arising under ERISA.
3.13.    Material Contracts.
(a)    Section 3.13(a) of the Company Disclosure Schedule sets forth a complete list, indicating the parties thereto, of each contract or other binding agreement to which the Company or any of the Company Subsidiaries is a party (the “Material Contracts”) that constitutes:
(i)    a lease of personal property involving annual consideration in excess of $1,000,000 or with respect to which the annual consideration in the year ending December 31, 2011 was in excess of $1,000,000;
(ii)    a Realty Lease;
(iii)    an agreement involving payment or other obligations of more than $1,000,000 in the aggregate;
(iv)    a loan agreement, promissory note, letter of credit, or other evidence of Indebtedness (other than advances to employees of the Company or any of the Company Subsidiaries in the ordinary course of business in the aggregate not exceeding $1,000,000) whether as a signatory, guarantor or otherwise;
(v)    an agreement of the Company or any of the Company Subsidiaries not to compete in any business or geographic area or that grants any Person the exclusive right to distribute products of the Company and the Company Subsidiaries in any geographic area or granting “most favored nation” pricing or similar provisions or material discounts outside the ordinary course of business;
(vi)    an agreement to purchase goods or services exclusively from any third party;
(vii)    other than any intercompany agreement exclusively between or among the Company and/or the Company Subsidiaries, an agreement with a stockholder, officer or director of the Company or any of the Company Subsidiaries or any Affiliate of any stockholder, officer or director of any of the Company or the Company Subsidiaries;
(viii)    an employment, retention, severance, consulting or similar agreement with any employee or consultant of the Company or any of the Company Subsidiaries providing for total annual compensation in excess of $200,000;

(ix)    a joint venture, partnership or similar contract;
(x)    a license for Intellectual Property (other than contracts or agreements for “shrink-wrap” software on reasonable terms for a license fee of no more than $500,000);
(xi)    a master supply contract, master purchase agreement or other similar long-term commitment or contract with a customer or supplier required to be set forth on Section 3.19 of the Company Disclosure Schedule; provided, that, for the avoidance of doubt, purchase orders, tear sheets, invoices, sales confirmations and other similar single-order or short-term multi-order purchase and sale contracts for sales to, or purchases from, customers and suppliers required to be set forth on Section 3.19 of the Company Disclosure Schedule in the ordinary course of business shall not constitute “Material Contracts” for purposes hereof, or for purposes of Section 6.03 hereof;
(xii)    a contract that is a settlement, conciliation or similar agreement resolving a dispute with any authority or other Person and which, after the date hereof, will require payment of material consideration to any Person or otherwise limit or restrict the Company or any Company Subsidiary in any material respect;
(xiii)    all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock sale of assets or otherwise), in each case involving amounts in excess of $1,000,000; or
(xiv)    a commitment to make any individual capital expenditure of more than $1,000,000.
(b)    Each Material Contract is in full force and effect and is (i) a valid and binding obligation of the Company or the Company Subsidiary party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto. None of the Company or any Company Subsidiary party thereto is in material breach of or material default under any provision of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Material Contract is in material breach thereof or material default thereunder and no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default. To the Knowledge of the Company, no other party to any Material Contract has expressed its intent to terminate or not to renew such Material Contract.
3.14.    Legal Proceedings. Except as set forth on Section 3.14 of the Company Disclosure Schedule, there are no and there have not been during the two years prior to the date of this Agreement any material Actions pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.
3.15.    Relationships with Affiliates. Except as set forth on Section 3.15 of the Company Disclosure Schedule, no Affiliate of the Company or the Company Subsidiaries (a) has

outstanding any Indebtedness owed to the Company or any of the Company Subsidiaries or (b) is a party to any contract or formal or informal arrangement or understanding with the Company or any of the Company Subsidiaries, except in either case, for compensation for services as an officer, director or employee thereof and any intercompany agreements exclusively between or among the Company and/or the Company Subsidiaries.
3.16.    Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies owned or held (including any historical or occurrence-based policies) by the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, with respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) none the Company or the Company Subsidiaries is in breach or default (including any such breach with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Company, no event of default has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification under the policy; (c) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (d) no notice of cancellation or termination has been received other than in connection with ordinary renewals. All known material claims, circumstances or potential claims have been reported to applicable insurance companies and no reservation of rights or denial of coverage has been received in respect of any material claim or potential claim.
3.17.    Environmental Matters.
(a)    Each of the Company and the Company Subsidiaries currently is, and for the past two years has been, in compliance with all applicable Environmental Laws in all material respects.
(b)    Each of the Company and the Company Subsidiaries has obtained and is, and has been for the past two years, in compliance with all permits required under applicable Environmental Laws for the conduct of the business of the Company and the Company Subsidiaries except where the failure to possess any permit or comply with any permit provision is not material in any respect.
(c)    None of the Company or the Company Subsidiaries has received any written notice or claim against it alleging a material Release of Hazardous Substances or violation of any Environmental Laws, other than such notices or claims that have been resolved in all material respects.
(d)    To the Knowledge of the Company, none of the Company or the Company Subsidiaries (i) is liable under any applicable Environmental Law for the Release of any Hazardous Substance at any location owned or operated by it or (ii) is responsible for Remedial Measures at any location not currently owned or operated by it, other than as would not otherwise be material in any respect.

(e)    This Section 3.17 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under any Environmental Laws or with respect to Hazardous Substances.
3.18.    No Finder. None of the Company or the Company Subsidiaries has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement except for the engagement of Robert W. Baird & Co. by the Company and the Seller Representative.
3.19.    Customers and Suppliers.
(a)    Section 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services to the Company and the Company Subsidiaries, and the ten (10) largest customers (by dollar volume) of the Company and the Company Subsidiaries each during calendar year 2011 and the five (5) months ended May 26, 2012. Section 3.19 of the Company Disclosure Schedule also sets forth, for each such supplier and customer, the aggregate payments from and to such Persons by the Company and the Company Subsidiaries during such periods.
(b)    Since December 31, 2011, to the Company’s Knowledge none of the suppliers listed on Section 3.19 of the Company Disclosure Schedule has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company and the Company Subsidiaries, or otherwise materially change the terms of its relationship with the Company and the Company Subsidiaries.
(c)    Since December 31, 2011, to the Company’s Knowledge none of the customers listed on Section 3.19 of the Company Disclosure Schedule has indicated that it will stop, or materially decrease the rate of, buying products or services from the Company and the Company Subsidiaries or otherwise materially change the terms of its relationship with the Company and the Company Subsidiaries.
3.20.    Absence of Undisclosed Liabilities. To the Knowledge of the Company, the Company and the Company Subsidiaries have no material liabilities or material obligations other than: (a) liabilities and obligations set forth in the Financial Statements and the Interim Financial Statement, including any notes thereto; (b) liabilities and obligations incurred in the ordinary course of business since the date of the Interim Financial Statement; and (c) liabilities to perform under the terms of agreements to which the Company and/or one or more Company Subsidiaries are party.
3.21.    Product Warranty; Product Liability. To the Knowledge of the Company, neither Company or any Company Subsidiary has any material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth in the Interim Financial Statement as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries and which are in accordance with GAAP. Section 3.21 of the Company Disclosure

Schedule sets forth, to the Company’s Knowledge, an accurate, correct and complete list and summary description of all existing material claims asserted in writing against the Company and the Company Subsidiaries arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Company and the Company Subsidiaries during the two years prior to the date hereof. Section 3.21 of the Company Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Company and the Company Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). To the Company’s Knowledge, no product or service sold, leased, or delivered by the Company and the Company Subsidiaries is subject to any material guaranty, warranty, or other indemnity that fails to conform in all material respects (and in a manner that is materially adverse to the Company and the Company Subsidiaries), with the applicable standard terms and conditions of sale or lease set forth in Section 3.21 of the Company Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by law.
3.22.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, INCLUDING ANY MODIFICATION OR QUALIFICATION HERETO INCLUDED IN THE COMPANY DISCLOSURE SCHEDULE, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE COMPANY SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO THE PURCHASER AND ITS REPRESENTATIVES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Sellers Disclosure Schedule, each Seller represents and warrants, severally and not jointly, to the Purchaser as of the date hereof and as of the Closing Date as follows:
4.01.    Organization. With respect to each Seller that is a legal entity, such Seller is duly formed, validly existing and in good standing under the Laws of its respective state of formation.
4.02.    Power and Authority. With respect to each Seller that is a legal entity, such Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller. With respect to each Seller that is an individual, such Seller has the power, authority and capacity to execute and deliver this Agreement and all other instruments and documents to be executed and delivered by such Seller pursuant to this Agreement and to perform his or her obligations hereunder. This Agreement and all other instruments and documents to be executed and delivered by such Seller pursuant to this Agreement represent the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms.
4.03.    Effect of Agreement. This Agreement is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.
4.04.    Ownership of Shares. Such Seller holds of record, owns beneficially and has good title to its, his or her Shares or Options, as applicable, as set forth, with respect to such Shares, on Section 4.04 of the Sellers Disclosure Schedule, free and clear of Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws).
4.05.    No Conflicts; Governmental Approvals.
(a)    Except (i) for compliance with any applicable requirements of the HSR Act and the GWB and (ii) for notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company and/or any of the Company Subsidiaries in connection with Indebtedness of the Company and/or any of the Company Subsidiaries to be paid and discharged at the Closing pursuant to Section 2.05, or (iii) as set forth on Section 4.05(a)(iii) of the Sellers Disclosure Schedule, neither the execution, delivery or performance by such Seller of this Agreement, nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof will (x) conflict with or violate any Organizational Documents or any resolutions adopted by its board of directors, managers or members (as applicable), (y) conflict with or violate any Law applicable to such Seller or such Seller’s assets or properties or (z) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Seller pursuant to, any instrument or agreement to which such Seller is a party or by which such Seller or such Seller’s properties may be bound or affected, except, in each case, where the conflict, violation, breach, default, failure to obtain consent or Lien would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.
(b)    Except for compliance with any applicable requirements of the HSR Act and the GWB, no filing by such Seller with, and no permit, authorization, consent or approval, in each case, of or with respect to such Seller, of any Authority is necessary for, the consummation by such Seller of the transactions contemplated hereby.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in the Purchaser Disclosure Schedule, the Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.01.    Organization. The Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.
5.02.    Power and Authority; Effect of Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement is a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.
5.03.    No Conflicts; Governmental Approvals.
(a)    Except for compliance with any applicable requirements of the HSR Act and the GWB, none of the execution, delivery or performance by the Purchaser of this Agreement, the consummation by the Purchaser of the transactions contemplated hereby or compliance by the Purchaser with any of the provisions hereof will (i) conflict with or violate the Organizational Documents or any resolutions adopted by the stockholders, board of directors or other governing body of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser or its assets or properties or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Purchaser pursuant to, any material instrument or agreement to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected, except, in each case, where the conflict, violation, breach or default would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
(b)    Except for compliance with any applicable requirements of the HSR Act and the GWB, no filing with, and no permit, authorization, consent or approval of, any Authority is necessary for the consummation by the Purchaser of the transactions contemplated hereby.
5.04.    No Finder. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
5.05.    Investment Intent. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities laws, and that the Shares may not be resold absent such registration or unless an exemption therefrom is available and subject to state securities laws and regulations, as applicable. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward the distribution thereof within the meaning of the Securities Act.
5.06.    Availability of Funds. The Purchaser has sufficient funds available to enable it to consummate the transactions contemplated by this Agreement and satisfy its obligations hereunder.

ARTICLE VI

ACTIONS PRIOR TO THE CLOSING
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing, and thereafter to the extent provided:
6.01.    Investigation.
(a)    Upon reasonable notice and subject to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any antitrust or competition Laws), each of the Company and the Company Subsidiaries shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the Purchaser reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records, and, during such period, each of the Company and the Company Subsidiaries shall make available to the Purchaser all such information concerning the Company’s and the Company Subsidiaries’ businesses, properties and personnel as the Purchaser may reasonably request and shall instruct its employees, counsel, financial advisors and auditors to cooperate in connection with the foregoing; provided, however, that (x) the activities of the Purchaser and its representatives shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company and the Company Subsidiaries and (y) in no event will the Company or any Company Subsidiary be required to furnish the Purchaser or its representatives with any documents or information that the Company or any Company Subsidiary is required by Law, order, judgment, injunction, stipulation, award or decree of any Authority, or agreement entered into in the ordinary course of business to keep confidential, or that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret. The Company shall keep the Purchaser reasonably informed with respect to the implementation of the ERP system in its European operations, including providing the Purchaser with reasonable notice of any material and adverse developments with respect thereto.
(b)    The parties shall schedule and coordinate all inspections pursuant to Section 6.01(a) and the Purchaser shall give the Company at least two (2) Business Days’ prior notice thereof, setting forth the inspection or materials that the Purchaser or its representatives intend to conduct. Notwithstanding the foregoing, prior to the Closing Date, without the prior written consent of the Company, not to be unreasonably withheld, none of the Purchaser or its representatives shall contact any suppliers to, customers of, or employees, directors or managers, as applicable, of, the Company or any Company Subsidiary in connection with or pertaining to any subject matter of this Agreement.
6.02.    Further Actions. Each of the parties hereto shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, including the proviso set forth below in this paragraph, each of the parties hereto shall use its reasonable best efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing and subject to the proviso set forth below in this paragraph, the parties hereto shall cooperate in using their reasonable best efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated hereby, and (b) to fulfill all conditions to the consummation of the transactions contemplated by this Agreement. The Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to obtain all of the consents set forth in Section 3.04(a)(iii) of the Company Disclosure Schedule; provided, however, that in connection with obtaining any such consents or any other consents, none of the Company, the Company Subsidiaries or the Sellers or the Purchaser shall be required to incur any out-of-pocket costs or any other obligation or liability unless de minimis in nature. The Purchaser agrees to reasonably cooperate with the Company and the Company Subsidiaries in order to help to obtain any such third-party consents.
6.03.    Conduct of the Company and the Company Subsidiaries Prior to the Closing. Unless the Purchaser shall otherwise agree in writing, or except as provided in Section 6.03 of the Company Disclosure Schedule or as otherwise expressly contemplated by or permitted by this Agreement, during the period from the date of this Agreement to the Closing the Company shall, and it shall cause each of the Company Subsidiaries to: (x) conduct its business in the ordinary course consistent with past practice, (y) use its commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (z) take no action that is intended to or would reasonably be expected to adversely affect or materially delay its ability to obtain any necessary approvals of any Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as set forth in Section 6.03 of the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, none of the Company or any Company Subsidiary shall, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), affirmatively take any of the actions described in Section 3.06 (excluding, for the avoidance of doubt, subsection (c)(ii) thereof):
(a)    adjust, split, combine or reclassify any of its capital stock or other equity interests, as applicable;
(b)    make, declare or pay any non-cash dividend, or make any other non-cash distribution; provided, however, that the Company and the Company Subsidiaries (other than non-U.S. Company Subsidiaries) may distribute to their respective stockholders or members, as applicable (or designees of such members) any available cash on hand;
(c)    directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interests, as applicable, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for shares of its capital stock or other equity interests, as applicable;
(d)    grant any stock options, restricted shares or other equity-based award, or grant any Person any right to acquire any equity interest in it;
(e)    issue any additional shares of capital stock or other equity interests, as applicable;
(f)    except as required by the terms of any Benefit Plan or agreement, in each case existing as of the date hereof, or by applicable Law, enter into an agreement with, announce any plan to, or materially increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any past, present or future employee or consultant of the Company or any Company Subsidiary, or, except for payments required by the terms of any Benefit Plan or agreements, in each case existing as of the date hereof, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of the Company or any Company Subsidiary;
(g)    except as required by applicable Law or the terms of any Benefit Plan as in effect on the date of this Agreement, establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend or terminate any Benefit Plan;
(h)    sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets;
(i)    make any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or any significant portion of the property or assets of any other individual, corporation or other entity, other than in the ordinary course of business;
(j)    implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;
(k)    make any material change in the policies of the Company or any Company Subsidiary with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;
(l)    enter into any contract which would have been a Material Contract if in effect on the date hereof or materially amend or terminate any Material Contract, in each case, other than in the ordinary course of business;
(m)    enter into any contract or commitment that materially restricts the ability of the Company or any Company Subsidiary to compete with, or conduct, any business or line of business in any geographic area; or

(n)    agree to take or make any commitment to take any of the actions prohibited by this Section 6.03.
6.04.    Regulatory Filings.
(a)    Each of the Purchaser and the Company will use its reasonable best efforts to: (i) prepare, as soon as practicable (and in no event later than five (5) Business Days after the date hereof), all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Each of the Purchaser and the Company will use its reasonable best efforts to facilitate obtaining any final order or orders approving such transactions consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated by this Agreement. Each of the Purchaser and the Company will use its reasonable best efforts to furnish or cause to be furnished all information in connection with the approvals of or filings with any Authority. Subject to Section 6.04(b), the Purchaser and the Company will each use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Authority to allow the consummation of the transactions contemplated by this Agreement. Each of the Purchaser and the Company will advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”), any state attorney general or any other Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Authority in connection with the transactions contemplated by this Agreement. Each of the Purchaser and the Company will consult with the other in advance of any material meetings with the FTC, the DOJ, any state attorney general or any other Authority in connection with the transactions contemplated by this Agreement.
(b)    In furtherance and not in limitation of Section 6.04(a), each of the Purchaser and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which shall include therein a request for early termination) as promptly as practicable, and in any event within five (5) Business Days, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act, and shall take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Additionally, in furtherance and not in limitation of Section 6.04(a), each of the Purchaser and the Company shall make an appropriate filing pursuant to the GWB with respect to the transactions contemplated hereby as promptly as practicable, and in any event within five (5) Business Days, and thereafter make any other required submissions with respect to the transactions contemplated hereby under any such law or regulation, and shall take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods such law or regulation as soon as practicable. Notwithstanding anything herein to the contrary, the Purchaser shall not be required to propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of its assets, properties or businesses or of the assets, properties or businesses. However, the Parties shall use their reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the parties from expeditiously closing the transactions contemplated by this Agreement.
6.05.    Confidentiality. Unless and until the transactions contemplated hereby have been consummated, the Purchaser will, and will ensure that its representatives and other agents will, hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby, all confidential information obtained in connection with the transactions contemplated hereby from the Company, the Company Subsidiaries, the Sellers or any of their respective representatives, in accordance with and subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, and except as required by Law, following the consummation of the transactions contemplated hereby, the Purchaser will, and will ensure that its representatives and other agents will, hold in strict confidence and not use in any way all confidential information regarding the Sellers (but not relating to the Company, the Company Subsidiaries or the business conducted thereby) obtained in connection with the transactions contemplated hereby. The covenants contained in this Section 6.05 are independent covenants and shall be enforceable by each disclosing party regardless of any claims that any non-disclosing party shall have against the disclosing party or any of such disclosing party’s Affiliates, whether under this Agreement or otherwise.
6.06.    Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company, each Seller and the Seller Representative shall not take, nor shall they permit any of their Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser and/or its Affiliates, or in the case of providing information or negotiating on Purchaser’s behalf, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Company and the Company Subsidiaries’ equity securities or any merger, sale of assets outside of the ordinary course of business or similar transaction involving or relating to any Company or any Company Subsidiary, other than the exercise of outstanding options and other than assets sold in the ordinary course of business (each such transaction, an “Acquisition Transaction”), and the Company, each Seller and the Seller Representative, and their Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction. During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall notify Purchaser promptly upon the receipt (but not the terms) of any proposal or offer from any Person in respect of the foregoing.

6.07.    Notice of Developments. If the Company or the Sellers become aware prior to Closing of any event, fact or condition or nonoccurrence of any event, fact or condition that may constitute a breach of any representation, warranty, covenant or agreement of the Company or the Sellers or may constitute a breach of any representation or warranty of the Company or the Sellers if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then the Company or the Seller Representative will promptly provide the Purchaser with a written description of such fact or condition. From the date of this Agreement until the Closing, the Company and the Seller Representative shall have the continuing obligation to promptly supplement the information contained in the Company Disclosure Schedule or Sellers Disclosure Schedule with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or the Sellers Disclosure Schedule. Neither the supplementation of the Company Disclosure Schedule or the Sellers Disclosure Schedule pursuant to the obligation in this Section 6.07 nor any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein, but such supplementation or disclosure shall not give Purchaser the right to terminate this Agreement unless the subject matter with respect thereto would reasonably be expected to result in a failure to satisfy the condition set forth in Sections 7.01(a) or 7.01(c); and determination of any liability for breach of representations or warranties either at signing or at Closing shall be made without reference to any supplements and with reference only to the Company Disclosure Schedule or the Sellers Disclosure Schedule as they stand on the date of this Agreement; provided, that if Purchaser determines to consummate the Closing of the transactions contemplated hereby and not terminate this Agreement following supplementation or disclosure of a fact, event, circumstance or condition (or the nonexistence thereof) that has resulted in a failure to satisfy the condition set forth in Sections 7.01(a) or 7.01(c), then the Sellers shall have no indemnification or contribution obligations with respect to such fact, event, circumstance or condition (or the nonexistence thereof), whether under this Agreement or otherwise.
6.08.    Section 280G. Prior to the Closing Date, (a) the Company shall use reasonable best efforts to obtain a written waiver from each “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) who is entitled to receive payments or other benefits that may constitute “parachute payments” for purposes of Section 280G of the Code of his or her right to such payments or other benefits to the extent that they exceed one dollar less than three times such individual’s “base amount,” as defined in Section 280g(b)(3)(a) of the Code, if such payments or other benefits are not approved by the Stockholders as described in clause (b) below (the “280G Waivers”), and (b) the Company shall use reasonable best efforts to obtain the requisite Stockholder approval of any and all such payments and other benefits such that, upon obtaining such Stockholder approval, such payments and other benefits will not constitute “parachute payments” for purposes of  Section 280G of the Code (the “280G Approval”).  The form of waiver and solicitation materials, including all disclosure materials related thereto, shall be prepared by the Company and approved by Purchaser, which approval shall not be unreasonably withheld.
6.09.    Additional Stockholders. From and after the date hereof, the Company and the Seller Representative shall use their reasonable best efforts to cause each of the Stockholders of the Company who are not a party hereto (each, an “Additional Stockholder”), to execute as soon as practicable after the date hereof a joinder to this Agreement agreeing to all of the terms hereof applicable to a “Seller” hereunder, other than with respect to obligations set forth in Section 8.08 and Section 8.09, in the form attached hereto as Exhibit E (the “Additional Stockholder Joinder”). Within two (2) Business Days after the date hereof, the Seller Representative shall exercise its rights as the Drag-Along Seller (as defined in the Securityholders Agreement) under the terms of the Securityholders Agreement to (i) require that 100% of the Common Stock owned by the Additional Stockholders be sold to the Purchaser on the Closing Date in accordance with the terms of this Agreement and (ii) cause such Additional Stockholders to execute and deliver the Additional Stockholder Joinder, and upon such execution and delivery thereof such Additional Stockholder shall constitute a “Seller” for all purposes hereunder, with the same force and effect as if originally named as a Seller herein.  The Seller Representative shall take all actions required of the Drag-Along Seller under the terms of the Securityholders Agreement in connection with the Drag-Along Right (as defined in the Securityholders Agreement) and shall promptly provide the Purchaser notice of any material objections raised by any such Additional Stockholder. The execution and delivery of such Additional Stockholder Joinder shall not require the consent of the Purchaser any other Seller hereunder.  The rights and obligations of each Seller hereunder shall remain in full force and effect notwithstanding the addition of any Additional Stockholder as a party to this Agreement. In furtherance of the obligations set forth in this Section 6.09, the Seller Representative shall use its reasonable best efforts to pursue through litigation a remedy, including injunctive relief, to cause the Additional Stockholders to fully comply with their respective obligations under the Securityholders Agreement and shall keep the Purchaser reasonably and promptly apprised of any material developments relating thereto.
ARTICLE VII
CONDITIONS TO CLOSING
7.01.    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or Purchaser’s waiver, at or prior to Closing, of the following conditions:

(a)    The representations and warranties of the Company set forth in Article III and the representations and warranties of the Sellers set forth in Article IV (in each case, without taking into account any “Company Material Adverse Effect”, “material adverse effect” or other materiality qualifications) shall each be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Company Material Adverse Effect.
(b)    Each of the Company and the Sellers shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by it prior to or at the Closing.

(c)    There shall not have occurred a Company Material Adverse Effect.
(d)    The Company shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Company in his or her capacity as such, certifying that the conditions specified in Sections 7.01(a) through (c) have been fulfilled.
(e)    All applicable waiting periods (and any extensions thereof) under the HSR Act and the GWB shall have expired or otherwise been terminated.
(f)    There shall not be in force any Law, order, judgment, injunction, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.
(g)    Prior to or at the Closing, the Company shall have delivered the following closing documents to Purchaser in form and substance reasonably acceptable to the Purchaser:
(i)    a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(ii)    written resignations of (A) each of the directors of each of the Company and the Company Subsidiaries and (B) those officers of the Company and the Company Subsidiaries, in each case, designated by the Purchaser at least ten (10) Business Days prior to the Closing Date;
(iii)    a certificate from the Company, in form and substances as prescribed by Treasury Regulations promulgated under Code section 1445, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;
(iv)    the third party consents set forth on Schedule 7.01(g)(iv);
(v)    a letter from Littlejohn & Co., L.L.C. terminating any management services agreement or any similar consulting or services agreement between Littlejohn & Co., L.L.C. or any of its Affiliates and the Company or any Company Subsidiaries;
(vi)    the payoff letters and other documents set forth in Section 2.05(a); and
(vii)    a pay-off letter from Robert W. Baird & Co.
(h)    Section 280G.  Each of the 280G Waivers shall have been obtained and be in full force and effect and the Stockholders shall have adopted the 280G Approval, each in accordance with Section 6.08.
(i)    The Additional Stockholder Joinder referred to in Section 6.09 shall have been executed and delivered by the Additional Stockholders.

7.02.    Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or the Seller Representative’s and the Company’s waiver, at or prior to Closing, of the following conditions:
(a)    The representations and warranties of the Purchaser set forth in Article V (without taking into account any “material adverse effect” or other materiality qualifications) shall each be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated hereby.
(b)    The Purchaser shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    The Purchaser shall have delivered to the Seller Representative and the Company a certificate, executed by a duly authorized officer of the Purchaser in his or her capacity as such, certifying that the conditions specified in Sections 7.02(a) and (b) have been fulfilled.
(d)    All applicable waiting periods (and any extensions thereof) under the HSR Act and the GWB shall have expired or otherwise been terminated.
(e)    There shall not be in force any order, judgment, injunction, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.
(f)    Purchaser shall have delivered to the Seller Representative for distribution to the Stockholders and to the Company for distribution to the Optionholders, cash in an amount equal to the Aggregate Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by the Seller Representative in a written notice to Purchaser in accordance with Section 2.06(b) above, which notice shall have been delivered at least five (5) Business Days prior to the Closing Date.
ARTICLE VIII
ADDITIONAL AGREEMENTS

8.01.    Publicity. Except as set forth below in this Section 8.01, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof from the Purchaser and the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed. The Purchaser and the Seller Representative agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. The Purchaser and the

Seller Representative shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 8.01 shall prevent (a) any party, upon the reasonable advice of counsel, from furnishing at any time any information to any Authority or from making any disclosures required under applicable Law, including the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed, (b) any party from furnishing any information concerning the transactions contemplated hereby to such party’s stockholders, Affiliates or representatives who have a “need to know” such information and who agree to treat such information on a confidential basis and as if they were parties to the Confidentiality Agreement or (c) the Sellers from communicating with other potential acquirers of the Company and the Company Subsidiaries that a definitive agreement has been entered into so long as the identity of the Purchaser and specific terms of this Agreement are not disclosed.
8.02.    Business Records. The Purchaser acknowledges that the business records of the Company and the Company Subsidiaries relating to their respective operations prior to the Closing will be acquired by the Purchaser in connection with the consummation of the transactions contemplated hereby, and that the Sellers may from time to time require access to or copies of such records in order to prepare Tax Returns, or to prepare for or respond to any claim, action or proceeding, whether instituted, threatened or notified, to which the Sellers are subject. The Purchaser agrees that upon reasonable prior notice from any Seller, it will, during normal business hours, provide or cause to be provided to such Seller access to or copies of such records. The Purchaser agrees that it will not (and will cause each of its Affiliates, including the Company and the Company Subsidiaries not to), within six years after the Closing Date, destroy any material business records of the Company or the Company Subsidiaries prepared prior to the Closing and, in any event, will not destroy any such material business records without first notifying the Seller Representative and affording the Seller Representative at least 90 days to remove or copy such records. Purchaser shall not be obligated to provide the Sellers with access to any books or records (including personnel files) pursuant to this Section 8.02 where such access would violate any Law.
8.03.    Investigation and Reliance. The Purchaser acknowledges (a) that it and its representatives have undertaken an independent investigation, examination, analysis and verification of the Company, the Company Subsidiaries and the business, assets, operations, financial condition and prospects of the Company and the Company Subsidiaries, including the Purchaser’s own estimate of the value of the business of the Company and the Company Subsidiaries, (b) that it has had the opportunity to visit with the Company, the Company Subsidiaries and the Seller Representative and meet with its and their respective representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company and the Company Subsidiaries, (c) that all materials and information requested by the Purchaser have been provided to the Purchaser to the Purchaser’s reasonable satisfaction and (d) that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company and the Company Subsidiaries) as the Purchaser deems adequate, including that described above. The Purchaser is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers or the Company or any of their Affiliates or representatives or the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its representatives, except as expressly set forth in this Agreement. The Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in Article III, the Purchaser is purchasing the Company and the Shares on an “as-is, where-is” basis. The Purchaser further acknowledges that it shall have no claim against the Company or the Sellers with respect to any estimates, projections or forecasts, whether written or oral, made available to the Purchaser by the Company (or the Company’s agents, representatives or Affiliates) in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement, and the Purchaser shall have no entitlement thereto after the date hereof.
8.04.    Exculpation and Indemnification of Directors and Officers.
(a)    For a period of six years after the Closing Date, the Purchaser shall not permit the Company or any of the Company Subsidiaries to amend, repeal or modify any provision in its Organizational Documents relating to exculpation or indemnification of former officers, directors and managers, as applicable, holding office prior to the Closing (unless required by Law) in any adverse manner to such Persons, it being the intent of the parties that the officers, directors and managers, as applicable, of the Company and the Company Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the jurisdictions of incorporation or organization of the Company and the Company Subsidiaries. Any liability of, or amount paid by, the Purchaser, the Company or any Company Subsidiary pursuant to this Section 8.04 or otherwise under the Organizational Documents of the Company or any Company Subsidiary, to, on behalf of or on account of a Person covered by this Section 8.04 shall be referred to as the “D&O Indemnity Amount.”
(b)    The Company has procured the provision of and fully paid for a six-year officers’ and directors’ liability insurance policy (the “D&O Tail Insurance Policy”) in respect of acts or omissions occurring prior to the Closing Date covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof but in any event with policy limits not less than $5,000,000. For the avoidance of doubt, the costs and expenses associated with such officers’ and directors’ liability insurance policy shall be included in the Company Transaction Expenses to the extent not paid prior to Closing.
(c)    The obligations of the Purchaser under this Section 8.04 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 8.04 applies without the consent of the affected Person (it being expressly agreed that each such Person to whom this Section 8.04 applies shall be a third-party beneficiary of this Section 8.04 each of whom may enforce the provisions of this Section 8.04).
(d)    In the event Purchaser, the Company or any of their respective successor or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume all of the obligations set forth in this Section 8.04.

8.05.    Employees and Employee Benefit Arrangements.
(a)    Following the Closing Date and for twelve (12) months thereafter, the Purchaser and its Affiliates shall provide the employees of the Company and the Company Subsidiaries (the “Covered Employees”) with: (i) base pay at a rate that is not less than the rate applicable immediately prior to the Closing; and (ii) other compensation and benefit plans, programs, agreements and arrangements (except for defined benefit plans and equity compensation) that are substantially similar, in the aggregate, as those provided by the Company and the Company Subsidiaries immediately prior to the Closing. It is expressly acknowledged that the obligations of the Company and/or the Company Subsidiaries under their respective Benefit Plans will continue as obligations of the Company and/or the applicable Company Subsidiary after the Closing Date, and the Sellers shall have no continuing liability with respect thereto; provided, that the foregoing does not limit any obligation of the Sellers under Article IX with respect to a breach of any representation made by the Company with respect to such Benefit Plans.
(b)    From and after the Closing Date, the Purchaser shall provide the Covered Employees with service credit for all periods of employment with the Company and the Company Subsidiaries prior to the Closing Date for purposes of: (i) eligibility and vesting under any welfare benefit plan, program, agreement or arrangement adopted, maintained or contributed to by the Purchaser or any of its Affiliates; and (ii) the level of benefits under any vacation, paid time off or severance plan of the Purchaser or any of its Affiliates; provided, that in no event shall such service crediting result in a duplication of benefits and in no event shall such service be credited for the purposes of benefit accrual under a U.S. defined benefit pension plan. For the avoidance of doubt, all severance or termination liabilities that arise as a result of a termination or constructive termination of an employee of the Company or of any Company Subsidiary triggered solely as a result of the Transaction (i.e., any severance payable to an employee who has an immediate “walk right” upon the Closing of the Transaction, without any other condition) shall be deemed a Company Transaction Expense; provided, however, that any severance or termination liabilities arising from a termination or constructive termination resulting from any action taken by the Purchaser and its Affiliates on or following the Closing Date shall not be deemed a Company Transaction Expense.
(c)    After the Closing Date, the Purchaser and its Affiliates shall use commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or required physical examinations under any medical or dental benefit plans of the Purchaser or any of its Affiliates to be waived with respect to the Covered Employees and their eligible dependents to the extent such limitations, waiting periods or physical examinations were met, not required to be met, or waived under the analogous Benefit Plans, and any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of the Purchaser and its Affiliates following the Closing Date for the calendar year in which the Closing occurs, to the extent such deductibles and co-pays were credited under analogous Benefit Plans. The Purchaser and its Affiliates may choose to keep current welfare Benefit Plans in place through the end of the calendar year.
(d)    A group health plan or plans of the Purchaser or its Affiliates shall be solely responsible for complying with the requirements of COBRA for (i) any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement; and (ii) for any other individual who, as of the date of this Agreement, is receiving or eligible for COBRA coverage under any group health plan of the Company or any Company Subsidiary.
(e)    Notwithstanding anything herein to the contrary, nothing in this Section 8.05 shall create any third party beneficiary right in any Person, and no provision in this Agreement shall create any right to employment or continued employment or to a particular term or condition of employment with the Purchaser, the Sellers or any of their respective Affiliates. Nothing in this Section 8.05 or any other provision of this Agreement: (i) shall be construed to establish, amend, or modify any benefit or compensation plan or program, agreement; or (ii) limit the ability of the Purchaser or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit plan, program or agreement at any time assumed, established, sponsored or maintained by any of them. For the avoidance of doubt, nothing in this Section 8.05 creates an obligation for the Purchaser to continue to employ any Person.
8.06.    Agreements Relating to Taxes.
(a)    From and after the Closing Date, the Sellers shall (severally, but not jointly, as set forth in Article IX) indemnify the Purchaser, the Company and the Company Subsidiaries, and their respective Affiliates harmless from and against any Loss attributable to Taxes (or the nonpayment thereof) of the Company and the Company Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date (each such taxable period shall be referred to as a “Pre-Closing Tax Period”) including, for this purpose, any Taxes that would be payable by the Company and the Company Subsidiaries for a Pre-Closing Tax Period but for deductions that were taken into account in the calculation of the Income Tax Benefit Amount, to the extent such Taxes and Losses exceed the amount, if any, taken into account in determining Closing Net Working Capital and provided that any rights for indemnification pursuant to this Section 8.06(a) shall survive for 4 years after the Closing Date and any indemnification (other than, in the case of such indemnification, with respect to income Taxes payable in respect of income recognized by the Company and the Company Subsidiaries for the Pre-Closing Tax Period from January 1, 2012 to the Closing Date) shall be subject to the limitation of Section 9.02(b)(iii).
(b)    In order to apportion any Taxes relating to any Straddle Period, the amount of any Taxes based on or measured by income, receipts, services or transactions (including, income, sales, use, transfer, withholding, payroll and other employment Taxes) of the Company and the Company Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any other Taxes of the Company and the Company Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(c)    All Tax refunds (or credits in lieu of Tax refunds) of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods shall be for the account of the Sellers, and Purchaser shall pay over to Sellers any such refund or credit (net of any expenses, including Taxes attributable to such refund or credit) within 30 days after receipt or entitlement thereto; provided, that Sellers shall not be entitled to any such refund or credit to the extent (i) such refund or credit was taken into account in determining Closing Net Working Capital, (ii) such refund or credit is attributable to the carryback of any net operating loss or other Tax attribute of the Company or the Company Subsidiaries from a taxable period (or portion thereof) beginning after the Closing Date, or (iii) such refund or credit is received after 4 years from the Closing Date.
(d)    For any Pre-Closing Tax Period of the Company or any of Company Subsidiaries filed after the Closing Date, Purchaser shall prepare or cause to be prepared, and file or cause to be filed (except as otherwise required by Law, in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed; provided, however, that Purchaser shall (i) provide such Tax Returns to the Seller Representative for its review and comment 30 days prior to the filing of such Tax Returns in the case of income Tax Returns and 10 days prior to the filing of such Tax Returns as in the case of all other Tax Returns and (ii) accept and incorporate in such Tax Returns all reasonable comments made by the Seller Representative; provided further, that with respect to any income Tax Returns of the Company or any of the Company Subsidiaries for the year ending December 31, 2011 that are not filed as of the Closing Date, Purchaser shall not be required to provide such income Tax Returns to the Seller Representative for its review and comment any earlier than 14 days prior to the filing of such income Tax Returns.
(e)    Tax Claims.
(i)    If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment pursuant to Section 8.06(a) then the Purchaser shall give notice to the indemnifying party in writing of such claim and of any counterclaim the Purchaser proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Sellers have been prejudiced as a result of such failure;
(ii)    With respect to any Tax Claim relating to a Pre-Closing Tax Period (other than a Straddle Period) for which the Seller Representative has acknowledged in writing the indemnification obligations of the Sellers for any Taxes ultimately found to be owing with respect thereto, Sellers may elect to control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Purchaser, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if it reasonably determines that such Tax Claim could have an adverse impact on the Taxes of the Purchaser, the Company or any of the Company Subsidiaries in a taxable period or portion thereof beginning after the Closing Date; and
(iii)    The Sellers and the Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any Company Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Sellers nor the Purchasers shall settle any such Tax Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).
(f)    The Seller Representative, the Company, each of Company’s Subsidiaries and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
(g)    The Purchaser shall not amend any Tax Return relating to a Pre-Closing Tax Period without the written consent of the Seller Representative, if such amendment could result in an increase in any indemnification obligation of the Sellers pursuant to Section 8.06(a) or Section 9.02.
(h)    For purposes of this Section 8.06, the Sellers’ indemnification obligations with respect to Taxes of the Company and the Company Subsidiaries for the Pre-Closing Tax Period, and Sellers’ entitlement to Tax refunds (or credit in lieu of Tax refunds) of the Company and the Company Subsidiaries for the Pre-Closing Tax Period, shall be calculated without regard to deductions to be taken into account in the computation of the Income Tax Benefit Amount.
8.07.    Confidentiality. Each Seller agrees not to disclose or use any Confidential Information, except that if and as long as a Seller is an employee of the Company or any of the Subsidiaries such Seller may use the Confidential Information in the ordinary course of his employment on behalf of the Company or such Company Subsidiary so long as such use is in compliance with all policies and agreements applicable to such Seller. Upon termination of such employment, each Seller will deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in his possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.07. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use such Seller’s reasonable best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information that is (i) generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller, or (ii) included in materials prepared by Seller Representative’s Parent and its Affiliates, or the Other Institutional Sellers and their respective Affiliates, for delivery to investors and prospective investors.
8.08.    Covenant Not to Compete. During the Restricted Period, each of the Seller Representative, the Seller Representative’s Parent and each of the Restrictive Covenant Individual Parties will not, directly or indirectly, in any manner (whether on such Seller’s or Seller Representative’s Parent’s own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage directly or indirectly in the Business as conducted as of the Closing Date, or own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business as conducted as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to be engaged in the Business solely by reason of such publicly traded corporation’s engagement in its business.
8.09.    Covenant Not to Solicit. During the Restricted Period, each of the Seller Representative, the Seller Representative’s Parent and each of the Restrictive Covenant Individual Parties will not, directly or indirectly, in any manner (whether on such Seller’s or Seller Representative’s Parent’s own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit or provide services to any Customer with the intent of selling or attempting to sell any products or services similar to those offered by the Business as conducted as of the Closing Date, (b) hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Person employed by the Company or any of the Company Subsidiaries, or induce or attempt to induce any Person to leave such employment (provided, that the foregoing restriction shall not apply to any Person outside the Restrictive Covenant Individual Parties who responds to a general advertisement for employment), (c) make any negative or disparaging statements or communications regarding the Company, any of the Company Subsidiaries or any of their operations, officers, directors or investors to any employee, network, Customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relationship) of the Company or any of the Company Subsidiaries, or (d) recommend any senior executive of the Company or any of the Company Subsidiaries.
8.10.    Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 8.08 or Section 8.09 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Section 8.08 or Section 8.09, each party shall bear its own costs and expenses incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any Seller against the Purchaser, the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Purchaser of the provisions of Section 8.08 or Section 8.09, which Section will be enforceable notwithstanding the existence of any breach by the Purchaser or the Company.
8.11.    Release. If and only if the Closing occurs, each Seller and the Seller Representative’s Parent, for itself, and its heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Purchaser, the Company, each of or the Company Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 8.11, “Released Claims” does not include, and the provisions of this Section 8.11 shall not release or otherwise diminish, (a) the obligations of any Party set forth in or arising under any provisions of this Agreement or the agreements contemplated in connection herewith, (b) if such Seller is an employee of the Company or any of the Company Subsidiaries, in respect of (i) the current year’s accrued but unpaid compensation and (ii) such employee’s outstanding benefits under the benefit plans of the Company as of the Closing Date, and (c) the rights of any Person under the D&O Tail Insurance Policy.
ARTICLE IX
INDEMNIFICATION
9.01.    Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, that (x) the representations and warranties contained in Section 3.08 (Tax Matters) shall survive the Closing until the four (4) year anniversary of the Closing Date, at which time they automatically shall expire; (y) the representations and warranties contained in Section 3.01 (Organization; Subsidiaries), Section 3.02 (Capitalization), Section 3.03 (Power and Authority; Effect of Agreement), Section 3.18 (No Finder), Section 4.01 (Organization), Section 4.02 (Power and Authority), Section 4.04 (Ownership of Shares), Section 5.01 (Organization) and Section 5.02 (Power and Authority) shall survive the Closing for five (5) years after the

Closing Date, at which time they automatically shall expire; and (z) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time prior to the five (5) year anniversary of the Closing Date. Except for the covenants and agreements for which a period of survival is specified in this Agreement, all covenants and agreements of the parties herein shall survive the Closing until fully performed. Any claims under this Agreement with respect to a breach of a representation or warranty must be asserted by a written notice on or before the expiration of the applicable survival period for such representation, warranty, covenant or agreement, and if such a notice is given, the survival period for such representation or warranty shall continue solely as to the specific matters subject to the claim asserted until it is fully resolved as provided herein. For the avoidance of doubt, the parties hereto acknowledge that, notwithstanding the survival periods specified in this Section 9.01, the representations and warranties made hereunder, are being made for purposes of this Article IX immediately prior to the Closing.
9.02.    Indemnification by the Sellers.
(a)    General. Subject to the provisions of this Article IX and to the limitations set forth in Section 6.07 hereof, each of the Sellers (for purposes of Section 9.02, the “Indemnifying Party“) agree (severally, but not jointly, based on each Seller’s percentage ownership of the Shares (the “Seller’s Pro Rata Share”)) to indemnify the Purchaser or any of its officers, directors, shareholders, Affiliates, agents or representatives and, after the Closing, the Company (collectively, the “Purchaser Indemnitees”), and hold the Purchaser Indemnitees harmless from and against, any and all Losses resulting from or incurred or sustained by, or imposed upon, such Persons, with respect to or by reason of:
(i)    any breach or inaccuracy of any representation or warranty made by the Company in Article III hereof or such Seller in Article IV hereof or in any agreement, document or certificate delivered to the Purchaser by such Seller or the Company in connection with the transactions contemplated by this Agreement;
(ii)    any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Company (prior to Closing) or by such Seller under this Agreement or in connection with the transactions contemplated hereby; and
(iii)    any Indebtedness or Company Transaction Expense not paid prior to Closing.
(b)    Dollar Thresholds for Indemnification. For purposes of determining those Losses that will be subject to indemnification under this Section 9.02, the Purchaser and the Sellers have agreed to use predictable dollar thresholds as provided in this Section 9.02(b):
(i)    the Sellers shall not be liable to the Purchaser for any claim under Section 9.02(a)(i) (other than with respect to Fundamental Representations or with respect to fraud or intentional misrepresentation) if the total Losses suffered by the Purchaser with respect to such claim do not exceed $50,000 (“Minor Claims”), it being understood that multiple claims arising from a single set of facts or occurrence shall be aggregated for purposes of determining whether or not they constitute a “Minor Claim”;

(ii)    the Sellers shall not be liable to the Purchaser for any claims under Section 9.02(a)(i) (other than with respect to Fundamental Representations or with respect to fraud or intentional misrepresentation) unless and until the total Losses suffered by the Purchaser with respect to all claims under Section 9.02(a)(i) exceeds an amount equal to one percent (1%) of the amount set forth in Section 2.02(a), excluding Losses with respect to Minor Claims, and then only to the extent of such excess;
(iii)    the maximum total amount payable by the Sellers under Section 9.02(a)(i) (other than with respect to Fundamental Representations or with respect to the fraud or intentional misrepresentation) with respect to all such Losses shall not exceed an amount equal to seven percent (7%) of the amount set forth in Section 2.02(a); and
(iv)    the maximum total amount payable by the Sellers under Section 9.02(a)(i) with respect to any Fundamental Representation or under Section 9.02(a)(iii) with respect to all such Losses shall not exceed such Seller’s Pro Rata share multiplied by the aggregate amount determined in accordance with Section 2.02.
9.03.    Indemnification by the Purchaser. Subject to the provisions of this Article IX, the Purchaser (for purposes of Section 9.03, the “Indemnifying Party”) agrees to indemnify the Sellers and hold the Sellers harmless (and, for purposes of this Article IX, the Purchaser Indemnitees and the Sellers are collectively referred to as the “Indemnified Parties”, and each, an “Indemnified Party”) from and against, any and all Losses resulting from or incurred or sustained by, or imposed upon, the Sellers, with respect to or by reason of:
(a)    any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any agreement, document or certificate delivered to the Sellers by the Purchaser in connection with the transactions contemplated by this Agreement; or
(b)    any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Purchaser under this Agreement.
9.04.    Procedures for Indemnification. If an Indemnified Party shall claim to have suffered a Loss for which indemnification is available under Section 9.02 or Section 9.03, as the case may be, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim which written notice shall describe in reasonable detail the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party of a written notice from the Indemnified Party to such effect.
9.05.    Procedures for Third-Party Claims.
(a)    Any Indemnified Party seeking indemnification pursuant to this Article IX in respect of any claim by any third party (each a “Third-Party Claim”) shall give the Indemnifying

Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than ten (10) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim and (ii) copies of all documents and information received with respect to such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have materially and actually prejudiced the defense of such Third-Party Claim.
(b)    The Indemnifying Party shall have the right, at its option, and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as (i) the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith or (ii) the third party claim involves only money damages and does not seek a material injunction or other equitable relief; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the receipt of the Indemnified Party’s notice of the claim hereunder that it elects to undertake the defense thereof or if the Indemnifying Party is not or is no longer entitled to assume the defense thereof pursuant to this Section 9.05(b), the Indemnified Party shall have the right, subject at all times to the Indemnified Party’s obligations under Section 9.06 hereof, to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the claim.
9.06.    Mitigation. Each Indemnified Party must take and must cause their respective Affiliates to take commercially reasonable efforts to minimize the Losses to the extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses, including without limitation at the Indemnifying Party’s reasonable request and at the cost of the Indemnifying Party using commercially reasonable efforts to pursue and obtain recoveries from third parties other than the Indemnifying Party hereunder (including, without limitation, any insurance company or other insurance provider) who are legally responsible to reimburse such Indemnified Party for any Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article IX shall be net of the amount, if any, received by the Indemnified Party from any third party less any costs incurred in pursuing such claims not reimbursed by the Indemnifying Party, including without limitation, any insurance company or other insurance provider, and shall be net of the amount of any Tax benefit, in each case in respect of or attributable to the Losses suffered thereby (each, a “Third Party Reimbursement”). If, after receipt by the Indemnified Party of any indemnification payment hereunder, such Indemnified

Party receives a Third Party Reimbursement in respect of the same Losses for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Party shall turn over all of such Third Party Reimbursement to the Indemnifying Party less any costs not reimbursed by the Indemnifying Party as set forth above up to the amount of the indemnification paid pursuant hereto. In addition, the Purchaser shall cause the Company to maintain, following the Closing, insurance coverage reasonably appropriate to its business activities. Notwithstanding the foregoing, this Section 9.06 shall not apply to proceeds recoverable by the Indemnified Parties under any insurance policy that is purchased by the Purchaser or any Affiliate thereof to cover breaches or liabilities arising under this Agreement.
9.07.    Tax Treatment of Indemnification. The Purchaser and the Sellers agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes.
9.08.    No Duplication of Recovery; Losses. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For purposes of this Article IX, “Losses” shall mean all losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) actually incurred or paid by an Indemnified Party, net of (i) any insurance proceeds which such Indemnified Party has received relating to such Loss (net of any costs associated with obtaining recovery from the related insurer) and (ii) any Tax benefits which such Indemnified Party or any of its Affiliates has realized (by way of a Tax refund or an actual reduction in cash Taxes otherwise payable, in the case of the Purchaser, as certified by its Vice President-Taxes) as a result of the facts giving rise to such Loss; provided, “Losses” shall not include any loss, liability, damage or expense to the extent relating directly or indirectly to any item included in the computation of Closing Net Working Capital (all of which such losses, liabilities, damages and expenses, to the extent then known, shall be addressed and resolved exclusively in accordance with Section 2.07); provided further, that, the parties hereto expressly acknowledge and agree that, except in the case of fraud, “Losses” shall not include (other than with respect to Third Party Claims), and no party hereto shall have any liability under any provision of this Agreement, for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
9.09.    Exclusive Remedy After the Closing. OTHER THAN WITH RESPECT TO SPECIFIC PERFORMANCE, THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE IX AND SECTION 8.06 ARE THE PARTIES’ SOLE AND EXCLUSIVE REMEDY AFTER THE CLOSING RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND ALL OTHER RIGHTS OF INDEMNITY OR CONTRIBUTION, WHETHER CREATED BY LAW OR OTHERWISE, ARE HEREBY WAIVED; PROVIDED, THAT THE FOREGOING SHALL NOT PROHIBIT A PARTY FROM SEEKING INJUNCTIVE RELIEF, SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES.

9.10.    Other Indemnification Matters. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining the amount of Losses under this Article IX, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.
ARTICLE X

TERMINATION
10.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and the Seller Representative;
(b)    by the Purchaser by giving written notice to the Seller Representative at any time (i) if the Sellers or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement in a manner that has had or is reasonably likely to have a Company Material Adverse Effect, the Purchaser has notified the Seller Representative of the breach and the breach has continued uncured for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 2012 (the “Initial Outside Date”) by reason of the failure of any condition precedent under Section 7.01 or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from the Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); provided, that if the Initial Outside Date shall occur at a time when the transactions contemplated by this Agreement are under review by the FTC, the DOJ, any state attorney general or any other Authority under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party, then the Initial Outside Date shall be extended by an additional 90 days (as extended, the “Extended Outside Date”); or
(c)    by the Seller Representative by giving written notice to the Purchaser at any time (i) if the Purchaser has breached any material representation, warranty, covenant or agreement contained in this Agreement in a manner that has had a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated hereby, the Seller Representative has notified the Purchaser of the breach and the breach has continued uncured for a period of 15 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the Initial Outside Date by reason of the failure of any condition precedent under Section 7.02 or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results primarily from the Sellers or the Company breaching any representation, warranty, covenant or agreement contained in this Agreement); provided, that if the Initial Outside Date shall occur at a time when the transactions contemplated by this Agreement are under review by the FTC, the DOJ, any state attorney general or any other Authority under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party, then the Initial Outside Date shall be extended until the Extended Outside Date.
10.02.    Effect of Termination. Termination of this Agreement pursuant to Section 10.01 shall terminate all obligations of the parties hereunder, without liability of any party to any other party (except for the liability of any party then in willful breach), except (a) for the obligations under the Confidentiality Agreement (which shall survive in accordance with the terms thereof), and for obligations under Section 8.01, this Section 10.02 and Section 11.01 and Section 11.08 and (b) the parties shall only be liable for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
ARTICLE XI
GENERAL PROVISIONS
11.01.    Seller Representative.
(a)    The Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of each of the other Sellers. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of claims, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative, on behalf of the Sellers, in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.07, (viii) engage such counsel, experts and other agents and consultants as the Seller Representative shall deem necessary in connection with exercising the powers granted hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons, and (xi) deduct, hold back and/or redirect any funds that may be payable to any Seller pursuant to the terms of this Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (i) any amount that may be payable by such Seller hereunder or (ii) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder.
(b)    Such agency may be changed by Cetus from time to time upon not less than five (5) days prior written notice to the Purchaser. The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to the Purchaser. A successor Seller Representative will be named by Cetus. All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.
(c)    The Seller Representative will not be liable for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Purchaser agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Sellers. In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any Losses that such Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not in good faith. The Seller Representative will at all times be entitled to rely on any directions received from the Sellers representing a majority of the Shares and Options, collectively. The limitation of liability provisions of this Section 11.01(c) will survive the resignation of the Seller Representative.
11.02.    Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or, if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile or electronic mail, as follows:
If to the Company at any time prior to the Closing, to:

Synventive Acquisition Inc.
10 Centennial Drive
Peabody, MA 01960
Attention: Robert Davies, Chief Executive Officer
Fax: + 1.978.646.3600

with a copy sent contemporaneously to:

Cetus Capital, LLC
c/o Littlejohn Management Holdings, LLC
8 Sound Shore Drive, Suite 303
Greenwich, CT 06830
Attention: Brian E. Ramsay
Antonio Miranda
Fax: + 1.203.552.3550

and with a copy sent contemporaneously to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689

Attention: L. Kevin Sheridan, Jr.
Fax: + 1.212. 508.1414

If to Seller Representative:

Cetus Capital, LLC
c/o Littlejohn Management Holdings, LLC
8 Sound Shore Drive, Suite 303
Greenwich, CT 06830
Attention: Brian E. Ramsay
     Antonio Miranda
Fax: + 1.203.552.3550

with a copy sent contemporaneously to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689
Attention: L. Kevin Sheridan, Jr.
Fax: + 1.212.508.1414
If to any of the other Sellers, to the address set forth next to each Sellers’ name on the signature pages hereto.
If to the Purchaser or to the Company at any time after the Closing, to:
Barnes Group Inc.
123 Main Street
Bristol, CT 06010
Attention: Greg Milzcik, Chief Executive Officer
Fax: +1.860.589.7466
with a copy sent contemporaneously to:

Barnes Group Inc.
123 Main Street
Bristol, CT 06010
Attention: Claudia Toussaint, General Counsel
Fax: +1.860.589.7466
and with a copy sent contemporaneously to:

McDermott Will & Emery LLP
28 State Street
Boston, MA 02109
Attention: David A. Cifrino
Fax: +1.617.535.3800

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five days after being mailed as described above, (d) if sent by facsimile, when dispatched provided that receipt is confirmed electronically or (e) if sent by electronic mail, when dispatched provided that receipt is confirmed electronically.
11.03.    Entire Agreement. This Agreement and the confidentiality agreement, dated April 9, 2012, between Robert W. Baird & Co., as agent of the Company, and the Purchaser (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto.
11.04.    Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representative, the Company and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
11.05.    Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as set forth below, neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that the Purchaser and, after the Closing, the Company shall each have the right to assign any of its rights under this Agreement (i) to any of its Affiliates so long as such party remains liable for such Affiliate’s or purchaser’s obligations hereunder and (ii) as collateral security purposes to any lenders providing financing to the Purchaser, the Company, or any Company Subsidiary.
11.06.    No Third-Party Beneficiary. Except as provided in Section 8.04, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Company, the Sellers, or their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.
11.07.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
11.08.    Expenses. The Purchaser acknowledges and agrees that (a) the Company and the Company Subsidiaries have incurred certain of the costs and expenses of the Sellers in connection with this Agreement and the transactions contemplated hereby and (b) such costs and expenses shall be included in the Company Transaction Expenses and shall be taken into account for purposes of determining the Aggregate Purchase Price payable at the Closing pursuant to Section 2.02 (and shall be paid by the Company, or the Purchaser on behalf of the Company, at the Closing). Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers.
11.09.    Counterparts and Delivery. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.
11.10.    Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.
11.11.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).
11.12.    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.13.    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
11.14.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.15.    Currency. All references to “dollars” or “$” or “U.S.$” in this Agreement refer to United States Dollars, which is the currency used for all purposes in this Agreement.
11.16.    Fulfillment of Obligations. Any obligation of any party to this Agreement to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
11.17.    Disclosure Schedules. A disclosure made by the Company or the Sellers in any section of this Agreement, the Company Disclosure Schedule (or subparts thereof) or the Sellers Disclosure Schedule (or subparts thereof), as the case may be, that reasonably informs the Purchaser of information with respect to another section of this Agreement or any other section of the Company Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other sections of the Company Disclosure Schedule (or subparts thereof), as the case may be, notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a schedule reference. Information reflected in the Company Disclosure Schedule or the Sellers Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Sellers Disclosure Schedule, as the case may be. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Company Disclosure Schedule or the Sellers Disclosure Schedule, as the case may be, shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company and/or the Company Subsidiaries.
11.18.    Seller Representative’s Parent. For purposes hereof, all obligations of the Seller Representative (including in its capacity as a Seller) shall be deemed to be obligations of the Seller Representative’s Parent, including to the extent that the Seller Representative is also a Seller hereunder, for which the Seller Representative and the Seller Representative’s Parent shall be jointly and severally liable.
11.19.    Interpretation. Meanings specified in this Agreement shall be applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders, as the context requires and the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”
11.20.    Legal Representation. The Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Bingham McCutchen LLP (“Bingham”) may have acted as counsel for Cetus, the Company and their respective Affiliates in certain matters for several years and that Cetus reasonably anticipates that Bingham will continue to represent it and/or such other parties (other than the Company and the Company Subsidiaries) in future matters. Accordingly, the Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly: (a) consents to Bingham’s representation of Cetus and/or its Affiliates in any post-Closing matter in which the interests of the Purchaser and the Company, on the one hand, and Cetus or its Affiliates, on the other hand, are adverse, including, without limitation, any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto and (b) consents to the disclosure by Bingham to Cetus or its Affiliates of any information learned by Bingham in the course of its representation of Cetus, the Company or their respective Affiliates. Furthermore, the Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Cetus and/or its Affiliates by Bingham in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to Cetus and/or its Affiliates. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Bingham, unless and to the extent Bingham is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to Cetus and/or its Affiliates or Cetus and/or its Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation of the Company by Bingham after the Closing shall not affect the foregoing provisions hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:

BARNES GROUP INC.

By:	/s/ Christopher J. Stephens, Jr.
Name: Christopher J. Stephens, Jr.
Title: Senior Vice President, Finance and Chief Financial Officer

COMPANY:

SYNVENTIVE ACQUISITION INC.

By:	/s/ Robert W. Davies
Name: Robert W. Davies
Title: Chairman & CEO

SELLERS:

CETUS CAPITAL, LLC, as Seller Representative and on behalf of itself as a Seller

By:	/s/ Robert E. Davis
Name: Robert E. Davis
Title: Managing Director

/s/ Robert Davies
Robert Davies
Address:

/s/ Sharon Francis
Sharon Francis
Address:

/s/ Brian Bechard
Sharon Francis
Address:

/s/ Norbert Scheid
Norbert Scheid
Address:

/s/ Mark Moss
Mark Moss
Address:

/s/ John Jofre
John Jofre
Address:

/s/ Vito Galati
Vito Galati
Address:

/s/ Christian Sporleder
Christian Sporleder
Address:

/s/ Andreas Mueller
Andreas Mueller
Address:

/s/ Stephen Delaney
Stephen Delaney
Address:

/s/ Barry Moushegian
Barry Moushegian
Address:

/s/ Wang Zeng Hui
Wang Zeng Hui
Address:

ACCEPTED AND AGREED, to the extent provided in Section 11.18 hereof:

LITTLEJOHN FUND III, L.P.

By: Littlejohn Associates III, L.L.C, its General Partner

By: /s/ Michael I. Klien
Name: Michael I. Klein
Title: Chief Executive Officer

c/o Littlejohn & Co., L.L.C.
8 Sound Shore Drive, Suite 303
Greenwich, CT 06830
Attention: Brian E. Ramsay
     Antonio Miranda
Fax: + 1.203.552.3550

with a copy sent contemporaneously to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689
Attention: L. Kevin Sheridan, Jr.
Fax: + 1.212.508.1414

Schedule 1

Calculation of Net Working Capital
The following accounting principles apply to the preparation and determination of Closing Net Working Capital pursuant to Article II of the Agreement. All terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.
For purposes of calculating Closing Net Working Capital, the included accounts shall be determined in accordance with GAAP in a manner consistent with the preparation of the accounts included on the Company’s TM1 consolidation system included on Annex A for the year ended December 31, 2011 and the other accounting procedures described herein; provided, that any calculation of Closing Net Working Capital shall (i) be based solely on the facts and circumstances as they exist on or prior to the Closing and (ii) need not contain footnote disclosures. For further clarification, if alternative methodologies exist for calculating asset and liability balances for the included accounts, the methodology utilized in the preparation of the accounts included for the year ended December 31, 2011, as shown on Annex A*, shall be employed. For the avoidance of doubt, nothing herein shall preclude the addition of any additional accounts to those set forth on Annex A that would have ordinarily been recorded under year end accounting policies (other than items that would be recorded as a result of subsequent events).
*Omitted. The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601 (b)(2) of Regulation S-K.